UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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East West Bancorp, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on May 27, 2021

TO THE STOCKHOLDERS OF EAST WEST BANCORP, INC.:

The Annual Meeting of Stockholders of East West Bancorp, Inc., a Delaware corporation (the “Company”), will be held on May 27, 2021, at 2:00 p.m. Pacific Time, virtually via the internet at www.meetingcenter.io/253538535, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation for 2020;

3.	To approve the East West Bancorp, Inc. 2021 Stock Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or the instructions that accompanied your proxy materials. The password for the meeting is EWBC2021.

The Board of Directors of the Company has fixed the close of business on March 30, 2021 as the record date for the Annual Meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the Proxy Statement.

Properly signed and returned proxy cards permit each proxy holder to vote on any other business that may properly come before the Annual Meeting and at any and all adjournments thereof, in his or her discretion. As of the date of mailing, the Board of Directors of the Company is not aware of any other matters that may come before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE OR MAIL. Instructions for voting are described in the Company’s Proxy Statement for the Annual Meeting, Notice of Internet Availability of Proxy Materials and proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2021:

Pursuant to the Securities and Exchange Commission (“SEC”) rules related to the availability of proxy materials, the Company has made its Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 available at www.envisionreports.com/EWBC.

We intend to hold our 2021 Annual Meeting of Stockholders solely through live webcast. We are making this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 available to stockholders of record at www.envisionreports.com/EWBC. On or about April 15, 2021, we will begin mailing to our stockholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2020. This Notice also instructs you on how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in this Notice.

We appreciate your continued support of the Company.

By order of the Board of Directors,

LISA L. KIM
Corporate Secretary
Pasadena, California
April 3, 2021

Voting Information and Questions You May Have	67
Proposals of Stockholders	72
Annual Report on Form 10-K	72
Other Business	72
APPENDIX A
East West Bancorp, Inc. 2021 Stock Incentive Plan	73

SUMMARY OF PROXY INFORMATION

Your Vote is Important

This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2020 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report on Form 10-K”).

This Proxy Statement and the enclosed proxy card (the “Proxy”) are furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the annual meeting of stockholders to be held on May 27, 2021, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). Only stockholders of record on March 30, 2021 (“Record Date”) are entitled to vote in person via the internet or by proxy at the Annual Meeting. The mailing address of the Company’s principal executive office is 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.

Matters to be Considered and Vote Recommendation

We are asking stockholders to vote on the following matters at the 2021 Annual Meeting of Stockholders:

Matters for Stockholder Consideration	Our Board’s Recommendation

Proposal 1: Election of Directors (page 12)

To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified. The Board believes that the eight director nominees possess the necessary qualifications to provide effective oversight of the Company’s business and quality advice and counsel to our management.

FOR each Director Nominee

Proposal 2: Advisory Vote to Approve Executive Compensation (page 53)

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Executive Officers in 2020, as described in the Compensation Discussion and Analysis section and the tables that follow, beginning on page 26 of the Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 3: Approval of 2021 Stock Incentive Plan (page 54)

The Board has adopted, and proposes that our stockholders approve, the East West Bancorp, Inc. 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”), which amends, restates and renames the current East West Bancorp 2016 Stock Incentive Plan. The Board and the Compensation Committee believe that the effective use of stock-based long-term incentive compensation is essential to maintain a balanced and competitive compensation program, has been integral to the Company’s success in the past and is vital to its ability to achieve strong performance in the future.

FOR

Proposal 4: Ratification of Auditors (page 63)

The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2021 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

FOR

COMPANY HIGHLIGHTS

East West Bancorp, Inc. at a Glance

East West Bancorp, Inc. is the holding company for East West Bank (also referred to as the “Bank”) with total assets of $52.2 billion as of December 31, 2020. The Bank opened its doors in 1973 as a federally-chartered savings institution to provide banking access to the Chinese-American community, which were underserved by the mainstream banks. Over the years, this community has grown and flourished, and the Bank has grown right along with it. In 1995, the Bank converted its charter to a commercial bank to keep pace with its customers’ expanding commercial banking needs.

Since its public listing in 1999, the Company’s assets grew from $2.1 billion to $52.2 billion as of December 31, 2020, and its annual net earnings grew from $18 million to $568 million for the full year 2020. Starting with one small branch in the heart of Chinatown in Los Angeles, California, East West Bank today serves a wide array of consumer and commercial customers, and is one of the top 25 publicly traded commercial banks in the United States by market capitalization, and one of the largest independent banks headquartered in California. The Bank operates in more than 120 locations in the United States and China. In the United States, East West Bank’s branch footprint includes the states of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In China, East West Bank operates full-service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, and Xiamen.

Over the years, the Bank’s products and services have evolved to stay connected to its customers and communities. As one of the only banks to focus on the United States and China markets, the Bank continues to expand its extensive global network of contacts and resources to bridge diverse financial needs in and between the world’s two largest economies.

Financial Summary

The Company delivered solid financial results for 2020 against the challenging backdrop of the COVID-19 pandemic, which caused significant disruption and economic deterioration around the world. The greatest impact of the COVID-19 pandemic on our financial results in 2020 was the increase of the provision for credit losses and the resulting increase in the allowance for loan losses for the year. Despite this increased credit cost, we maintained solid profitability for the full year of 2020, earning 1.16% on average assets and 11.2% on average equity. Our balance sheet, liquidity and capital ratios are strong, enabling us to continue to support our customers and invest in our business.

•	Record Assets: Total assets reached a record $52.2 billion as of December 31, 2020, an increase of $8.0 billion or 18% from $44.2 billion as of December 31, 2019.
•	Record Loans: Total loans reached a record $38.4 billion as of December 31, 2020, an increase of $3.6 billion or 10% from $34.8 billion as of December 31, 2019. The allowance for loan losses was $620.0 million, or 1.61% of loans held-for-investment, as of December 31, 2020, compared with $358.3 million, or 1.03% of loans held-for-investment, as of December 31, 2019.
•	Record Deposits: Total deposits reached a record $44.9 billion as of December 31, 2020, an increase of $7.5 billion or 20% from $37.3 billion as of December 31, 2019.
•	Strong Capital Levels: Stockholders’ equity was $5.3 billion as of December 31, 2020, an increase of 5% from $5.0 billion as of December 31, 2019. Book value per share increased 8% during 2020 to $37.22 as of December 31, 2020. The common equity tier 1 capital ratio was 12.7% and the total capital ratio was 14.3% as of December 31, 2020.
•	Earnings: 2020 net income was $568 million, or $3.97 per diluted share, compared with 2019 net income of $674 million, or $4.61 per diluted share, a decrease of $106 million or 16%. 2020 total revenue was $1.6 billion, compared with $1.7 billion in 2019, a decrease of $77 million or 5%.
•	Provision for credit losses: 2020 provision for credit losses was $210.7 million, an increase of $112.0 million or 113%, compared with $98.7 million for 2019. The year-over-year increase in the provision for credit losses reflected deteriorating macroeconomic conditions and outlook due to the COVID-19 pandemic.

Environmental, Social and Governance (“ESG”) Highlights

Since our inception, we are deeply committed to serving the communities in which we operate. Diversity and inclusion are at the core of our history and guiding principles. Over the years, the Bank grew to become the largest minority-operated bank headquartered in the continental United States, serving communities with diverse ethnicities and economic backgrounds across the country, with 39% of the Bank’s branches located in low-to-moderate income areas. Through our policies and programs, we support diversity in our workplace and our communities. We also recognize that adopting environmentally responsible practices is part of good corporate governance and contributes to local and global wellbeing. Our commitment to diversity, environmental and social matters starts at the top with our Board, which regularly considers environmental, health and safety, and social matters as part of its oversight functions, while the Nominating/Corporate Governance Committee is specifically tasked with monitoring our commitment to ESG.

ESG highlights:

•	The Company’s Board diversity was recognized in the Greenlining Institute’s 2020 Bank Board Diversity Policy Brief.
•	We proudly offer financing for affordable housing, provide community development loans, and partner with a diverse set of nonprofit and community-based organizations to promote wealth generation and entrepreneurship in underserved communities.
•	The Company is mindful of the direct environmental impact of its branch and office operations and practices resource conservation through energy efficiency initiatives at our branches and office locations.

Community Highlights

Throughout our history, we have maintained a culture of giving back to the communities in which we operate. We encourage our employees to volunteer in their communities. As active volunteers, our associates work alongside numerous local organizations to promote a variety of causes including financial literacy, small business development and first-time home ownership in low-to-moderate income areas. The Bank, through its sponsorship and giving, also actively fosters and supports the arts as a bridge to promote diversity and multi-cultural understanding. The following are some examples of the Company’s recent community investments and social programs:

•	In 2020, we provided over $1.2 billion in financing for affordable housing and homes in low-to-moderate income areas.
•	In 2020, the Bank and the East West Bank Foundation donated $3.3 million in charitable contributions for COVID-19 relief efforts for public health needs, small business support, housing and rental assistance, and financial stability for vulnerable populations.
•	In 2020, we made over 21,194 small business loans.
•	In 2020, our associates volunteered over 6,225 community service hours supporting our nonprofit partners.

Summary Information about Director Nominees

The following table provides summary information about each director nominee and continuing director as of March 30, 2021.

Name	Age	Director Since	Primary Occupation	A	B	C	E	N	R
Molly Campbell*	60	2014	Retired, Former Director of the Port Department of the Port Authority of New York and New Jersey	✓ FE		✓		✓
Iris S. Chan*	75	2010	CEO of Ameriway		✓ Chair				✓ RE
Archana Deskus*	55	2019	Chief Information Officer, Intel Corporation						✓
Rudolph I. Estrada* (LD)	73	2005	CEO of Estradagy Business Advisors	✓	✓		✓		✓ Chair
Paul H. Irving*	68	2010	Chairman of the Milken Institute Center for the Future of Aging	✓	✓			✓ Chair
Jack C. Liu*	62	1998	Senior Attorney, Alliance International Law Offices			✓ Chair		✓
Dominic Ng	62	1991	Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank				✓ Chair
Lester M. Sussman*	66	2015	Retired, Former Vice President, Advisory Services of Resources Global Professionals	✓ Chair FE		✓			✓ RE

A = Audit Committee; B = BSA/AML & OFAC Compliance Steering Committee; C = Compensation Committee; E = Executive Committee;
N = Nominating/Corporate Governance Committee; R = Risk Oversight Committee

* = Independent Director; LD = Lead Director; FE = Audit Committee Financial Expert; RE = Risk Oversight Committee Risk Expert

Director Dashboard

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include:

•	Seven of our eight director nominees and continuing directors are independent, with the exception of our Chief Executive Officer (“CEO”).
•	We have a long-standing commitment to diversity in our organization, as evidenced by our Board. Six of our eight director nominees and continuing directors are members of minority groups, representing four ethnic groups. Three of our eight director nominees and continuing directors are women.
•	Our Board has adopted and published guidelines for a Lead Director position to guide the Company’s oversight, which includes conducting regular sessions of independent directors.
•	The Audit, BSA/AML & OFAC Compliance, Compensation, Nominating/Corporate Governance, and Risk Oversight Committees are composed of independent directors.
•	In 2020, all directors attended 100% of all meetings of the Board.
•	The annual election of directors requires any director nominee who does not receive a sufficient number of votes to offer to resign. The Board, after considering the recommendation of the Nominating/Corporate Governance Committee, will determine whether or not to accept the resignation.
•	We have adopted formal Corporate Governance Guidelines reflecting our commitment to sound corporate governance.
•	We have a Code of Conduct for all directors, officers and employees of the Company.
•	We adopted an Environmental and Social Policy Framework governing our mission to support diversity, community wellbeing and sustainability.
•	We have meaningful Stock Ownership Guidelines for our directors and named executive officers (“Named Executive Officers” or “NEOs”).
•	Our Insider Trading Policy prohibits pledging or hedging of the Company’s common stock.
•	We conduct an annual “Say-on-Pay” vote.
•	We do not have a stockholder rights plan or a “poison pill” provision that some companies adopt to make it difficult for an acquirer to obtain control without the approval of the Company’s Board.
•	Stockholders may call special meetings and the ownership threshold for stockholders to call a special meeting is 10% of our total outstanding common stock.
•	The Company has a continuing education program for its directors.
•	The Board regularly evaluates, at least annually, its overall effectiveness, including the operation of its committees, committee assignments, Board composition, and governance and risk management practices.

Executive Compensation Highlights

We measure executive officer performance by evaluating both the achievement of specific financial goals and the long-term performance of the Company. We align the pay and performance of our executive officers to the success of our business and the interests of our stockholders. We do this by providing our executive officers short-term cash bonuses tied to our financial and strategic performance, and by granting long-term equity awards. The Company has a commitment to strong governance and transparent compensation practices. The Company continuously reviews its compensation practices to ensure that they are effective. Our executive compensation practices include the following features:

•	The majority of executive compensation is at risk and subject to achievement of performance metrics.
•	A substantial majority of the CEO’s compensation is long-term incentive compensation that is at risk and subject to achievement of performance metrics.
•	Our Stock Ownership Guidelines for Named Executive Officers include the requirement that the majority of stock grants must be held until retirement.
•	We do not provide “single trigger” change in control payments to our Named Executive Officers.
•	None of our Named Executive Officers are entitled to receive tax gross-ups for change in control benefits.
•	The Company has the right to “claw back” any bonus payment or incentive award from the Named Executive Officers in the event of a restatement of the Company’s financial statements.
•	100% of the directors on our Compensation Committee are independent.
•	Our compensation consultants are independent from management.
•	We have transparent, objective peer and market comparative financial performance metrics aligned with stockholder interests.
•	We listen to and engage with our stockholders regarding executive compensation decisions and philosophy.
•	Our Board and Compensation Committee annually review and approve our compensation strategy.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1: Election of Directors

Proposal Snapshot

•        What am I voting on?

Stockholders are being asked to elect eight director nominees for a one-year term. This section includes information about the Board and each director nominee.

•        Voting recommendation:

FOR the election of each director nominee. We believe the combination of the various qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board. The director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Board of Directors and Nominees

Our business is managed under the direction of our Board, which is currently composed of eight members. The Board is nominating the eight director nominees discussed below to serve a one-year term, each of whom was recommended for reelection by the Nominating/Corporate Governance Committee.

We seek directors with strong reputation and experience in areas relevant to the strategy and operations of our businesses, particularly industries and growth segments that we serve, as well as key geographic markets where we operate. Each of the nominees for director holds or has held senior executive positions in financial services and/or large, complex organizations, and has operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development, as further described below.

We also believe that each of the nominees has other key attributes that are important to an effective Board, including: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its Committees.

The proposed nominees collectively bring a wide range of experience to the Board with a focus on our core business of being a financial bridge between the United States and China. In addition, the proposed nominees reflect our heritage and leading role as one of the most diverse financial institutions in the country and the largest minority depository institution insured by the Federal Deposit Insurance Corporation (the “FDIC”) and headquartered in the continental United States. Our Board is representative of the rich ethnic diversity and multiculturalism that exists in the United States and in California, where we are headquartered. Of the eight persons being nominated as directors, six are members of minority groups, including three Asian-Americans, one African-American, one Hispanic-American and one Indian-American. Furthermore, we are committed to gender diversity on the Board, and three of our eight director nominees are women. We believe the director nominees represent one of the most diverse boards of publicly-traded financial institutions in the United States.

The following table presents certain information with respect to the Board’s nominees for director. All director nominees of the Company are also directors of the Bank, the Company’s principal subsidiary. All of the nominees have indicated their willingness to serve. Executive officers serve at the pleasure of the Board, subject to restrictions set forth in their employment agreements.

Director Nominees	Age	Year First Appointed	Committee Memberships	Current Term Expires
Molly Campbell *	60	2014	A (FE), C, N	2021
Iris S. Chan *	75	2010	B (Chair), R (RE)	2021
Archana Deskus *	55	2019	R	2021
Rudolph I. Estrada (LD)*	73	2005	A, B, E, R (Chair)	2021
Paul H. Irving *	68	2010	A, B, N (Chair)	2021
Jack C. Liu *	62	1998	C (Chair), N	2021
Dominic Ng	62	1991	E (Chair)	2021
Lester M. Sussman *	66	2015	A (FE and Chair), C, R (RE)	2021

A = Audit Committee; B = BSA/AML & OFAC Compliance Steering Committee; C = Compensation Committee; E = Executive Committee;
N = Nominating/Corporate Governance Committee; R = Risk Oversight Committee

* = Independent Director; LD = Lead Director; FE = Audit Committee Financial Expert; RE = Risk Oversight Committee Risk Expert

None of the director nominees were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company. As of the date of this Proxy Statement, there were no directorships held by any director with a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, other than Mr. Ng, who is a director of Mattel, Inc., Ms. Campbell, who is a director of Granite Construction Inc., and Ms. Deskus who is a director of Cognizant Technology Solutions Corporation.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director Nominee Qualifications and Experience

Our director nominees bring a balance of relevant skills to our Board including:

•	High level of financial experience
•	Relevant senior leadership/executive officer experience
•	Broad international exposure/emerging market experience
•	Diversity in gender, race and ethnicity
•	Social and corporate governance experience
•	Extensive knowledge of the Company’s business and/or industry
•	Innovation/technology experience
•	Governmental or geopolitical expertise
•	Risk oversight/management expertise
•	Information technology, cybersecurity and privacy expertise

Each of the director nominees currently serves on the Board. All were elected by stockholders at the May 19, 2020 annual meeting of stockholders. If elected, each nominee will hold office until the 2022 annual meeting of stockholders and until his or her successor is elected and qualified.

The principal occupation during the past five years of each director nominee is set forth below. Included in each director nominee’s biography is an assessment of the specific qualifications, attributes, skills and experience of the nominee based on the qualifications described above. All director nominees have held their present positions for at least five years, unless otherwise stated.

Director Qualifications and Experience

Independent

Retired, Former Director of the Port Department of the Port Authority of New York and New Jersey

Director Since 2014

Board Committees:

•     Audit

•     Compensation

•     Nominating/Corporate Governance

Molly Campbell has almost 30 years of executive leadership experience, most recently as an Advisor to the U.S. Treasury Office of Technical Assistance and as an advanced leadership fellow at Harvard University.  From 2015 through 2018, Ms. Campbell was the Director of the Port Department of the Port Authority of New York and New Jersey.  In that role, she was responsible for the operations and oversight of the largest seaport on the East Coast.  From 2007 through 2015, Ms. Campbell was Deputy Executive Director of the Port of Los Angeles.  She has also served as the Director of Financial Management Systems at the Los Angeles World Airports and the Director of Public Finance for the City of Los Angeles. Ms. Campbell is active in national and international logistics associations. She currently serves on the Board of Directors of Granite Construction Inc. The Company believes Ms. Campbell’s expertise and knowledge of global logistics, international trade and financial management well qualifies her to serve on our Board.

Independent CEO of Ameriway Director Since 2010 Board Committees: • BSA/AML & OFAC Compliance (Chair) • Risk Oversight

Iris S. Chan is currently the CEO of Ameriway, which she founded in 1989. Ameriway focuses on innovative investments and cross-border trade between North America and Asia. She was the former Executive Vice President and Group Head of Wells Fargo’s National Commercial Banking Group and a member of the Wells Fargo Management Committee. Earlier in her career, Ms. Chan held various management and international banking positions with Bank of America and Citicorp.

Ms. Chan is involved in many community and professional organizations. Currently, she is on the board of governors of the San Francisco Symphony. Ms. Chan has received various awards and recognition for her work. In 2007 and 2008, she was named one of the “25 Most Powerful Women in Banking” by American Banker magazine. Ms. Chan brings to the Board a deep understanding of commercial lending and credit risk oversight, in addition to her perspectives on U.S.–Asia cross-border trade and investment. The Company believes that Ms. Chan’s high-level executive and oversight experience in the financial services industry, including in financial oversight and internal controls, well qualifies her to serve on our Board.

Independent Chief Information Officer, Intel Corporation Director Since 2019 Board Committees: • Risk Oversight

Archana Deskus is currently the Chief Information Officer (“CIO”) of Intel Corporation. Since January 2020, she has been responsible for leading Intel’s global information technology (“IT”) organization to accelerate the company’s significant growth and managing a staff of approximately 5,000 employees. From 2017 through 2019, she was Hewlett Packard Enterprise’s CIO, responsible for its IT infrastructure and technology resources. Prior to joining Hewlett Packard Enterprises, Ms. Deskus served as the CIO at Baker Hughes from 2013 to 2017. Ms. Deskus has also held CIO roles at Ingersoll-Rand, Timex Corporation, and United Technologies Corporation, giving her wide perspectives across various industries.

Ms. Deskus currently serves on the Board of Directors of Cognizant Technology Solutions Corporation. In addition to her business experiences, Ms. Deskus has served on the boards of private and non-profit organizations including Junior Achievement of Southeast Texas, Tavant Technologies and American Eagle Federal Credit Union. The Company believes that Ms. Deskus’ 33 years of information technology experience, as well as her insight and thought leadership in risk management, cyber security and innovation well qualifies her to serve on our Board.

Independent

Lead Director, East West Bancorp, Inc. and East West Bank; CEO of Estradagy Business Advisors

Director Since 2005

Board Committees:

•     Audit

•     BSA/AML & OFAC Compliance

•     Executive

•     Risk Oversight (Chair)

Rudolph I. Estrada is the Lead Director of the Board of East West Bancorp, Inc. and East West Bank. Mr. Estrada is the Chief Executive Officer of Estradagy Business Advisors, a business and banking advisory group that serves small and medium-sized businesses. He has also served as a professor of business in the California State University system for over 35 years. He formerly served as the Los Angeles District Director for the U.S. Small Business Administration (“SBA”), the largest SBA district in the U.S., and was the former Presidential appointee serving as Commissioner on the White House Commission on Small Business. He currently serves on the boards of several corporate and non-profit organizations and is a Leadership Fellow with the National Association of Corporate Directors.

Mr. Estrada brings to the Board valuable small business lending and public service perspective, a focus on the prudent management and operations of businesses in a heavily regulated environment, and a comprehensive knowledge of corporate governance. The Company believes that Mr. Estrada’s extensive management and executive experience in both the public and private sectors well qualifies him to serve on our Board.

Independent Chairman of the Milken Institute’s Center for the Future of Aging Director Since 2010 Board Committees: • Audit • BSA/AML & OFAC Compliance • Nominating/Corporate Governance (Chair)

Paul H. Irving is the chairman of the Milken Institute Center for the Future of Aging. Mr. Irving previously served as the Milken Institute’s president, as an advanced leadership fellow at Harvard University, and as chairman, CEO and head of the financial services group of Manatt, Phelps & Phillips, LLP, a law and consulting firm. His volunteer activities include service as chairman of the board of Encore.org and as a distinguished scholar in residence at the University of Southern California Davis School of Gerontology. Mr. Irving also serves on the advisory boards of the Stanford University Distinguished Careers Institute, WorkingNation, and the Global Coalition on Aging, and as a member of the National Academy of Medicine Commission for Healthy Longevity.

Mr. Irving brings to the Board valuable perspective and insight on corporate governance, regulatory, policy and legal matters with his long experience as an advisor to the financial services industry and leadership roles in professional services and in the non-profit sector, where he currently focuses on system-level economic, social and health challenges. The Company believes that Mr. Irving’s extensive legal, management, and policy experience well qualifies him to serve on our Board.

Independent Senior Attorney, Alliance International Law Offices Director Since 1998 Board Committees: • Compensation (Chair) • Nominating/Corporate Governance

Jack C. Liu is a senior attorney with Alliance International Law Offices. Prior to this, Mr. Liu was Senior Advisor for Morgan Stanley International Real Estate Fund (“MSREF”) and was President of MSREF’s affiliate New Recovery Asset Management Corp. Mr. Liu advises on business and legal aspects of international corporate, real estate, and banking matters. He currently serves on the board of TransGlobe Life Insurance, Inc., a privately-held corporation based in Taiwan. Mr. Liu is also a Leadership Fellow with the National Association of Corporate Directors.

Mr. Liu is admitted to practice law in the jurisdictions of California and Washington, D.C., as well as in Taiwan as a foreign attorney. Mr. Liu brings to the Board his experience and insight on doing business in Asia, as well as his board-level perspective and leadership on risk management and oversight of heavily regulated companies. The Company believes that Mr. Liu’s extensive executive management experience internationally and domestically well qualifies him to serve on our Board.

Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank Director Since 1991 Board Committees: • Executive (Chair)

Dominic Ng is Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank. Mr. Ng transformed East West Bank from a small savings and loan association with $600 million in assets in 1991 into the full-service international and commercial bank it is today - with $52.2 billion in assets as of December 31, 2020.  Prior to taking the helm of East West Bank as CEO in 1991, he was President of Seyen Investment and practiced as a CPA with Deloitte & Touche, LLP in Houston and Los Angeles.

Mr. Ng currently serves on the board of Mattel, Inc. He is also a member of the Academy Museum of Motion Pictures and University of Southern California’s Board of Trustees.

Mr. Ng was named by Forbes as one of the 25 most notable Chinese Americans, by the Los Angeles Times as one of the 100 most influential people in Los Angeles, and by the Los Angeles Business Journal as Business Person of the Year. In 2017, American Banker recognized Mr. Ng as Banker of the Year for successfully executing his vision and building East West Bank into one of the nation’s most profitable regional banks. Mr. Ng is also known for his civic and philanthropic leadership. In 2016, Mr. Ng received the Alexis de Tocqueville Global Award presented by United Way Worldwide, which recognizes his exceptional and sustained engagement and philanthropic stewardship. The Company believes that Mr. Ng’s extensive management experience and financial expertise well qualifies him to serve on its Board of Directors. He brings to the Board comprehensive knowledge of East West Bank’s business and operations, of the financial services industry in the United States and China, and of U.S.-China cross-border trade and investments.

Independent

Retired, Former Deloitte Audit Partner and Former Vice President, Advisory Services of Resources Global Professionals

Director Since 2015

Board Committees:

•     Audit (Chair)

•     Compensation

•     Risk Oversight

Lester M. Sussman formerly served as Vice President, Advisory Services for Resources Global Professionals (“RGP”). He was with RGP from 2005 through 2020, providing corporate governance, risk management and compliance services to clients globally. Mr. Sussman is also a retired audit partner of Deloitte, where he held leadership positions, including Partner in Charge of the Financial Services Group for the Pacific Southwest, and Partner in Charge of Capital Markets for the West Region. Mr. Sussman is a certified public accountant.

Mr. Sussman is a current member of the board of directors of the Braille Institute, as well as the board of directors of the Pacific Southwest chapter of the National Association of Corporate Directors. Mr. Sussman brings over 40 years of financial services experience to East West Bank. The Company believes that his deep expertise in accounting and auditing, as well as corporate governance, is a complement to our Board as the Company executes on its business model. Therefore, the Company believes that Mr. Sussman is well qualified to serve on our Board.

Governance Documents

We have adopted formal Corporate Governance Guidelines reflecting our commitment to sound corporate governance. These principles are essential to running the Company’s business efficiently and to maintaining our integrity in the marketplace. In addition, we have also adopted a Code of Conduct. The Corporate Governance Guidelines, our Code of Conduct, our Environmental and Social Policy Framework and information about other governance matters of interest to investors are available through our website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Director Independence, Financial Experts and Risk Management Experience

Our common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”). Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under these listing standards, a director is independent only if the board of directors of a company makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth under the Nasdaq listing standards. In order for a member of a listed company’s compensation committee to be considered independent for purposes of Nasdaq, the listed company’s board of directors must consider all factors specifically relevant to determine whether a director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the company to the director; and (2) whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of the independence of each director in accordance with the Exchange Act and Nasdaq listing standards. Based on this review, our Board has determined that seven of our eight directors, or Mses. Campbell, Chan and Deskus, and Messrs. Estrada, Irving, Liu and Sussman, are independent as that term is defined under the Nasdaq listing standards. Accordingly, all members of the Company’s Audit, BSA/AML & OFAC Compliance, Compensation, Risk Oversight and Nominating/Corporate Governance Committees satisfy the independence requirements of Nasdaq. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock of each non-employee director, as well as relationships that our directors may have with customers and vendors.

The Board also reviewed whether any members of the Audit Committee meet the criteria to be considered a financial expert as defined by the SEC. Based on its review, the Board determined that two directors, Ms. Campbell and Mr. Sussman, qualify as “audit committee financial experts,” as defined under the applicable rules of the SEC, by reason of their prior job experience.

Lastly, the Board has reviewed and determined that all members of the Risk Oversight Committee meet the independence requirement of the Federal Reserve’s Enhanced Prudential Standards. The members of the committee have a general understanding of risk management principles and practices relevant to the Company’s business. In addition, two members of the Risk Oversight Committee, Ms. Chan and Mr. Sussman, have particular experience identifying, assessing, and managing risk exposures of large, complex financial firms. Specifically, Ms. Chan has held high-level executive and management positions with Wells Fargo, Bank of America and Citicorp for over 20 years. She is experienced with financial oversight and internal controls, commercial lending, and credit risk oversight for large banking institutions. In addition, as CEO and founder of Ameriway, she has deep insight into U.S.–Asia cross-border trade and investment. Mr. Sussman was an audit partner with Deloitte, where he held leadership positions including Partner in Charge of the Financial Services Group for the Pacific Southwest and Partner in Charge of Capital Markets for the West Region. Moreover, his work at RGP involved providing corporate governance, risk management and compliance services to clients globally. Accordingly, Ms. Chan’s and Mr. Sussman’s experience in risk management are commensurate with the Company’s structure, risk profile, complexity, activities and size, and, we believe, qualify them as risk experts under the Federal Reserve’s Enhanced Prudential Standards.

The Board has responsibility for the oversight and evaluation of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with committees and management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes the Board receiving regular reports from its committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk. While each committee is responsible for evaluating certain risks, as further described in “Board Meetings and Committees” below, and overseeing the management of such risks, the entire Board is regularly informed through reports about such risks. Matters of significant strategic risk are considered by the Board as a whole.

Board Leadership Structure

The Board leadership is structured with a Chairman/CEO position and a Lead Director position that is elected by and from the independent members of the Board. The Board has determined that having the Company’s CEO also serve as Chairman is in the best interest of the Company. The designation of the CEO with the additional title as Chairman is important when dealing with overseas customers and dignitaries in the China area, where these positions are typically combined. The Company has extensive experience and dealings with persons from this region who may have the perception that they are not dealing with the senior decision maker of the Company unless they are dealing with the Chairman. This structure also makes the best use of the CEO’s extensive knowledge of the Company and its industry, while fostering greater communication between management and the Board.

The Company’s governance structure provides for a strong Lead Director role. The powers and duties of a Chairman and a Lead Director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the Lead Director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board believes that it is able to have an open exchange of views, or address any issues independent of the Chairman. In addition, much of the work of the Board is conducted through its committees, and the Chairman is not a member of any committee, other than the Executive Committee.

Among other things, the Lead Director is required to:

•	Lead executive sessions of the Board’s independent or non-management directors and preside at any session of the Board where the Chairman is not present;
•	Act as a regular communication channel between the independent directors and the CEO;
•	Set the Board’s agenda jointly with the CEO;
•	Approve Board meeting schedules to ensure sufficient time to discuss all agenda items;
•	Oversee the scope, quantity and timing of the flow of information from management to the Board;
•	Represent the independent directors in discussions with major stockholders regarding their concerns and expectations;
•	Call special Board meetings or special meetings of the independent directors, as needed;
•	Approve the retention of consultants who report directly to the Board;
•	Advise the independent Board committee chairs in fulfilling their designated roles and responsibilities to the Board; and
•	Review stockholder communications addressed to the full Board or to the Lead Director.

The Company does not have a policy requiring mandatory separation of the roles of CEO and the Chairman of the Board. The Board believes it is in the best interest of the Company to instead make a determination regarding the separate roles of CEO and Board Chairman on a regular basis based on the position and direction of the Company and the membership composition of the Board at the time. The determination not to separate the roles of Chairman and CEO at this time also recognizes the strong independence of the Board with seven of the eight directors being independent.

Director Education and Self-Assessment

The Company has a continuing education program to assist directors in further developing their skills and knowledge to better perform their duties.  This includes presentations made as part of regular Board and Committee meetings by qualified persons on various topics.  For example, in 2020, our Board received in-Company training on topics ranging from BSA/AML and OFAC requirements, privacy and identity theft red flag training, fair lending and redlining, the Foreign Corrupt Practices Act, cybersecurity, and updates on applicable state, federal and Chinese laws and regulations.  In addition, our directors have external continuing education requirements. In 2020, members of our Board participated in external director continuing education programs including those offered by the National Association of Corporate Directors (“NACD”), Deloitte, Ernst & Young, PricewaterhouseCoopers, and KPMG on topics such as cybersecurity oversight and governance, corporate governance, US-China relations, consumer data privacy, COVID-19 strategies, director roles in risk oversight and management, and audit functions. One member of our Risk Oversight Committee, Mr. Sussman, earned the CERT Certificate in Cybersecurity Oversight issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University in partnership with the NACD. In addition, Messrs. Estrada and Liu are active members of the NACD and are both

NACD Leadership Fellows. The Board regularly evaluates, at least annually, its overall effectiveness, committee assignments, Board refreshment, and governance and risk management practices.

Board Meetings and Committees

The business of the Board is conducted through its meetings, as well as through meetings of its committees. During the year ended December 31, 2020, the Board held four regularly scheduled meetings, one special meeting, and a multi-day retreat. Starting with March 2020, the meetings and the retreat were held virtually, in consideration of health and safety due to the COVID-19 pandemic. There were also 18 meetings of Board committees during 2020. All directors attended all Board meetings and the retreat. The policy of the Company is to encourage all director nominees to attend the annual meeting of stockholders. All directors, except for one, attended the 2020 annual meeting of stockholders.

Our Board has six standing committees: an Audit Committee, a BSA/AML & OFAC Compliance Committee, a Compensation Committee, an Executive Committee, a Nominating/Corporate Governance Committee, and a Risk Oversight Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The standing committees report on their deliberations and actions at each full Board meeting. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Each of the standing committees operates under a written charter. These charters can be found on the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Corporate Documents. Set forth below is a description of the standing committees of the Board.

Audit Committee

The current members of our Audit Committee are Ms. Campbell and Messrs. Estrada, Irving and Sussman, with Mr. Sussman serving as chair. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC. Our Board has also determined that two of the members, Ms. Campbell and Mr. Sussman, are “audit committee financial experts” as defined under the applicable rules of the SEC. The Audit Committee held four meetings during the year ended December 31, 2020.

Our Audit Committee oversees our accounting and financial reporting process, the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	Appointing, compensating and overseeing the work of our independent registered public accounting firm;
•	Approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	Reviewing the qualifications and independence of the independent registered public accounting firm;
•	Reviewing the scope and results of the internal audits; reviewing the Company’s financial statements and related disclosures;
•	Reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit;
•	Resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting;
•	Reviewing our critical accounting policies and practices;
•	Reviewing the adequacy and effectiveness of our internal control over financial reporting;
•	Establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns; and
•	Preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

The Bank also has an Audit Committee, which consists of the same directors as the Company’s Audit Committee. The Bank’s Audit Committee generally meets jointly with the Company’s Audit Committee.

BSA/AML & OFAC Compliance Committee

The Board created the BSA/AML & OFAC Compliance Committee to provide governance for the enterprise-wide BSA/AML & OFAC program framework and focused oversight of the Company’s program enhancements. Active oversight of BSA/AML & OFAC compliance risk was deemed necessary by the Board and senior management as effective compliance risk management is integral to the safety and soundness of the Bank. The current members of the BSA/AML & OFAC Compliance Committee are Ms. Chan and Messrs. Irving and Estrada, with Ms. Chan serving as chair. The Board has determined that each of the members of the BSA/AML & OFAC Compliance Committee is independent under the rules and regulations of Nasdaq. The BSA/AML & OFAC Compliance Committee held five meetings during the year ended December 31, 2020.

The BSA/AML & OFAC Compliance Committee is responsible for, among other things:

•	Reviewing and revising BSA/AML & OFAC policies and procedures;
•	Monitoring BSA/AML & OFAC compliance risks across the Bank; and
•	Reviewing assessments of the Program enhancements from Internal Audit, regulators and independent third parties including consultants.

Compensation Committee

The current members of our Compensation Committee are Ms. Campbell and Messrs. Liu and Sussman, with Mr. Liu serving as chair. Our Board has determined that each of the members of our Compensation Committee is independent within the meaning of the independent director requirements of Nasdaq. Our Board has also determined that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of Nasdaq and SEC rules and regulations. The Compensation Committee held three meetings during the year ended December 31, 2020.

The Compensation Committee establishes and administers the executive compensation policies and plans of the Company. Our Compensation Committee is responsible for, among other things:

•	Annually reviewing and approving the primary components of compensation for our CEO and other Named Executive Officers (after receiving input from our CEO with respect to the other Named Executive Officers);
•	Establishing, with the input from the full Board, performance goals for the CEO, and evaluating his performance in light of those goals;
•	Evaluating the performance of our CEO and other Named Executive Officers in light of established goals and objectives;
•	Periodically evaluating the competitiveness of the compensation of our CEO and other Named Executive Officers and our overall compensation plans;
•	Reviewing and discussing with management the risks arising from our compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on us;
•	Evaluating and making recommendations regarding director compensation with the use of a compensation consultant;
•	Administering our equity compensation plans for our employees and directors; and
•	Producing the report by the compensation committee required by SEC rules to be included in our annual proxy statement.

The Compensation Committee may form and delegate authority to subcommittees, or, to the extent permitted under applicable laws, regulations and Nasdaq rules, to any other director, in each case to the extent the Compensation Committee deems necessary or appropriate.

The Bank also has a Compensation Committee, which consists of the same directors as the Company’s Compensation Committee. The Bank’s Compensation Committee generally meets jointly with the Company’s Compensation Committee. For a more comprehensive discussion on the responsibilities of the Compensation Committee, see “Compensation Discussion and Analysis – Framework and Process for Determining Executive Compensation – Our Compensation Philosophy” in this Proxy Statement.

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. In evaluating firms to potentially provide services to the Compensation Committee, the Committee considers whether the firm provides any other services to the Company. The Compensation Committee makes the decision to hire a consultant and provides direction as to its scope of work in its sole discretion. The Compensation Committee appointed Meridian Compensation Partners, LLC as its independent compensation consultant in 2020. The Compensation Committee uses its compensation consultant to:

•	Assist and advise the Compensation Committee during its meetings;
•	Provide information based on third-party data and analysis of compensation programs at comparable financial institutions for the design and implementation of our executive and non-employee director compensation programs;
•	Compile and analyze compensation data for financial services companies;
•	Assist the Compensation Committee in forming a peer group; and
•	Provide independent information as to the reasonableness and appropriateness of the compensation levels and compensation programs of the Company relative to comparable financial services companies.

Independent Compensation Consultant Evaluation

The Compensation Committee has evaluated the individual relationship of Meridian Compensation Partners, LLC with both the Company and the Compensation Committee, including the provision of other services to the Company (there are none), fees paid by the Company as a percentage of the consultant’s total annual revenue (less than 1%), policies and procedures of the consultant to mitigate conflicts of interest, business or personal relationships of the consultant with any member of the Compensation Committee, any Company stock held by the consultant, and any business or personal relationships of the consultant with any executive officer of the Company. Based on these evaluations, the Compensation Committee concluded that Meridian Compensation Partners, LLC meets the criteria of an independent advisor.

Executive Committee

The Executive Committee currently consists of Messrs. Estrada and Ng, with Mr. Ng serving as chair. The Executive Committee is appointed by the Board to provide an efficient means of considering such matters and taking such actions, if any, as may require the attention of the Board in the interim between Board meetings. The Executive Committee is authorized to exercise certain powers of the Board during intervals between Board meetings. The Bank also has an Executive Committee, which consists of the same directors as the Company’s Executive Committee. The Executive Committee did not meet in 2020.

Nominating/Corporate Governance Committee

The current members of our Nominating/Corporate Governance Committee are Ms. Campbell, Messrs. Liu and Irving, with Mr. Irving serving as chair. Our Board has determined that each of the members of our Nominating/Corporate Governance Committee is independent within the meaning of the independent director requirements of Nasdaq. The Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2020.

The Nominating/Corporate Governance Committee nominates persons for election as directors and reviews corporate governance matters. Among other things, the Nominating/Corporate Governance Committee members are responsible for:

•	Recommending to the Board a slate of nominees for election to the Board in accordance with the Company’s Corporate Governance Guidelines;
•	Recommending to the Board individuals to fill any vacancies on the Board occurring between annual meetings of stockholders;
•	Recommending to the Board the directors who will serve on each committee of the Board;
•	Developing and recommending to the Board a set of corporate governance principles;
•	Periodically reassessing the Company’s corporate governance principles;
•	Conducting an annual assessment of the Board’s structure and performance to determine whether it, its committees and its members are functioning effectively; and
•	Overseeing and monitoring the Company’s ESG framework.

The Bank also has a Nominating/Corporate Governance Committee, which consists of the same directors as the Company’s Nominating/Corporate Governance Committee. The Bank’s Nominating/Corporate Governance Committee generally meets jointly with the Company’s Nominating/Corporate Governance Committee.

Risk Oversight Committee

The current members of the Risk Oversight Committee are Mses. Chan and Deskus, and Messrs. Sussman and Estrada, with Mr. Estrada serving as chair. The Risk Oversight Committee held four meetings during the year ended December 31, 2020. Our Board has determined that each of the members of the Risk Oversight Committee is independent as defined by the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder and Nasdaq rules. In addition, all the members of the Risk Oversight Committee meet the independence requirement of the Enhanced Prudential Standards (as well as other regulatory risk oversight standards) as the members are not and have not been officers or employees of the Company within the previous three years and are not related to any officers or employees of the Company. Our Board also has determined that Mr. Estrada meets the requirements in the Enhanced Prudential Standards for the independence of chairman of the Risk Oversight Committee.

The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s identified enterprise risk categories, which include: credit, capital, liquidity, operational, information technology, market, compliance, legal, strategic, and reputation. The Board believes an effective enterprise risk management system is necessary to ensure the successful, safe and sound management of the Bank. Among other things, our Risk Oversight Committee is required to:

•	Be responsible for the Company’s risk management standards;
•	Monitor the Company’s risk exposure in the identified enterprise risk categories;
•	Timely identify the material risks that the Company faces;
•	Communicate necessary information on material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	Oversee the Company’s Independent Asset Review function;
•	Oversee the Company’s risk management framework and implement responsive risk management strategies appropriate to the Company’s risk profile; and
•	Integrate risk management into the Company’s decision-making.

In addition, the Company’s Chief Risk Officer works directly with the Risk Oversight Committee and the CEO. The Bank also has a Risk Oversight Committee, which consists of the same directors as the Company’s Risk Oversight Committee. The Bank’s Risk Oversight Committee generally meets jointly with the Company’s Risk Oversight Committee.

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for Board candidacy as described below in “Identifying and Evaluating Nominees for Directors.” In evaluating these nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to meet the membership criteria set forth under “Director Nominee Qualifications and Experience” discussed above. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

In addition, nominations for directors may be made by any stockholder entitled to vote for the election of directors if proper notice is given in accordance with the Bylaws. Notice of a stockholder’s intention to make any nominations must be made in writing and must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than 30 calendar days or more than 60 calendar days prior to the meeting at which directors are to be elected. However, in the event that less than 40 calendar days’ notice of the meeting is given to stockholders, notice by the stockholder, to be timely, must be delivered not later than the close of business on the 10th day following the mailing date of the meeting notice to stockholders or such public disclosure was made. The notification shall contain the following information:

•	All information about each proposed nominee that would be required in a proxy solicitation under the federal proxy rules;
•	The name and record address of the stockholder, as they appear on the Company’s books;

•	A description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder; and
•	A representation that the stockholder intends to appear in person via the internet or by proxy at the meeting to nominate the person named in the notice.

We may disregard nominations not made in accordance with the requirements in the Bylaws.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance Guidelines contain Board membership criteria that apply to the Nominating/Corporate Governance Committee’s nominees for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, finance, accounting, law or public interest, as well as a high level of financial experience, extensive knowledge of the Company’s business and/or industry, risk oversight/management expertise and broad international exposure China experience. The Nominating/Corporate Governance Committee strives to nominate director candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. In addition, the Nominating/Corporate Governance Committee seeks to nominate directors with a diversity of background and experience, including with respect to race, ethnicity, gender and national origin. All directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. As described above, the Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, those materials are forwarded to the Committee. In evaluating the nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

Our Board welcomes suggestions and comments from stockholders. All stockholders are encouraged to attend the Annual Meeting where senior management and representatives from our independent registered public accounting firm, as well as members of the Board, will be available to answer questions. Stockholders may also send written communications to the Board by writing to the Secretary of the Board at East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101. All communications (other than commercial communications soliciting the sale of goods or services to, or employment with, the Company or directors of the Company) will be directed to the appropriate committee, the Chairman of the Board, the Lead Director, or to any individual director specified in the communication, as applicable.

Executive Sessions

The independent directors generally meet in executive sessions without management or any employee directors present at every regularly scheduled meeting of the Board. The sessions are chaired by the Lead Director. Any director can request an additional executive session to be scheduled.

Stock Ownership Guidelines

All directors and Named Executive Officers are required to own the Company’s common stock to further align the financial interests of our directors and management with those of our stockholders. The stock ownership guideline for directors is three times their annual cash retainer, and the guideline should be met within five years of the date of election. The stock ownership guideline for the CEO is six times his annual base salary, and the stock ownership guideline for Named Executive Officers is one time their annual base salary. These guidelines should be met within five years of the date of hire. The Company’s Stock Ownership Guidelines for directors and Named Executive Officers are posted on the Company’s website, which can be found at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Named Executive Officers have additional holding requirements for stock acquired as part of their compensation. Named Executive Officers shall hold until retirement at least 51% of any stock acquired upon the exercise of stock options (net of taxes and net of the grant price paid) and at least 51% of any stock received upon vesting (net of taxes) of restricted stock or restricted stock units.

No Pledging/Hedging of Company Securities

Pursuant to our Insider Trading Policy, directors, officers and employees may not pledge the Company’s securities or engage in hedging strategies, including those designed to hedge or offset any decrease in the market value of the Company’s securities granted as compensation or held directly or indirectly by such person. Additionally, directors, officers and employees may not sell short or trade derivatives involving the Company’s securities.

Certain Relationships and Related Transactions

Our Code of Conduct and Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors. In order to provide further clarity and guidance on these matters, the Company has adopted a written policy regarding the review, approval or ratification of related party transactions.

The policy generally provides that the Audit Committee will review and approve in advance, or will ratify, all related party transactions between the Company and our directors, director nominees, executive officers, and persons known by the Company to own more than 5% of our common stock, and any of their immediate family members. Related party transactions include transactions or relationships involving the Company and amounts in excess of $120,000 and in which the above related parties had or will have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Audit Committee for review and ratification as promptly as practicable after entering into the transaction.

The Audit Committee works with our General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Audit Committee considers, among other things:

•	The identity of the parties involved in the transaction or relationship;
•	The facts and circumstances of the transaction or relationship;
•	The material facts of the transaction or relationship;
•	The benefits to the Company of the transaction or relationship; and
•	The terms of the transaction, including whether those terms are fair to the Company and are in the ordinary course of business and on substantially the same terms with transactions or relationships with unrelated third parties.

During 2020, we did not enter into any related party transactions that required review, approval or ratification under our related party transaction policy. From time to time, we may lend money through our subsidiary, the Bank, to various directors and corporations or other entities in which a director may own a controlling interest. These loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability and do not present other unfavorable features. As of December 31, 2020, none of these loans were categorized as nonaccrual, past due, restructured, or potential problem loans. We do not have any loans to Named Executive Officers. None of our directors or executive officers, any associate or affiliate of those persons, or persons who beneficially owned more than 5% of our outstanding shares had any transactions or proposed transactions with us greater than $120,000 during the past year.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to the compensation of directors. Employees of the Company and its subsidiaries are not compensated for service as a director of the Company or its subsidiaries and are excluded from the table below. The compensation received by Mr. Ng as an employee of the Company is provided below in the “Summary Compensation Table.”

Director compensation is reviewed by the Compensation Committee of the Board and adjustments are generally considered every two years. The Committee will engage an outside independent consultant to review director compensation amounts and structure at the same group of peer banks used by the Compensation Committee to review the compensation of senior management. In 2020, the Compensation Committee engaged Meridian Compensation Partners, LLC as its independent compensation consultant for this purpose.

In 2020, non-employee directors received an annual cash retainer of $90,000 and an annual award of $110,000 of common stock. The Lead Director received an additional annual cash retainer of $35,000. The Board believes that the role of a Lead Director is essential to maintaining an independent leadership with respect to matters such as Board oversight, corporate strategy, management succession, internal controls, Board composition and functions and accountability to stockholders, and therefore the annual cash retainer paid for the Lead Director’s additional service is justified. The essential duties of the Lead Director are explained in further detail in the section titled “Board Leadership Structure” above and in our Corporate Governance Guidelines. The Lead Director also acts as the Board representative to the Company’s strategic advisory council of outside community leaders and is charged with developing strategic networks of new business, for which he received a cash retainer of $70,000 for such additional Board service.

The committee chairs received an additional annual cash retainer as follows: Audit $20,000; Compensation $20,000; Risk Oversight $20,000; Nominating/Corporate Governance $15,000, and BSA/AML & OFAC Compliance $15,000. Non-employee directors also received a meeting fee of $1,500 for each committee meeting attended.

The following table summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2020:

2020 Non-Employee Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Molly Campbell	100,533	109,967	210,500
Iris S. Chan	118,533	109,967	228,500
Archana Deskus	94,533	109,967	204,500
Rudolph I. Estrada	234,533	109,967	344,500
Paul H. Irving	121,533	109,967	231,500
Jack C. Liu	116,033	109,967	226,000
Lester M. Sussman	123,533	109,967	233,500

(1)	Former director Herman Li retired after 22 years of service and did not stand for re-election in 2020. In 2020, Mr. Li received fees in the amount of $3,000 in cash.
(2)	The Company granted 2,824 shares of the Company's common stock to each non-employee director on August 11, 2020. The grant date fair value is based on the number of shares granted and the closing price of the Company's stock on the grant date. The closing price of the Company's common stock was $38.94 on August 11, 2020. The grant date fair values are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation—Stock Compensation. See the Company’s Annual Report on Form 10-K, Note 13 Stock Compensation Plans to the Company’s Consolidated Financial Statements for the year ended December 31, 2020 on the Company’s accounting for share-based compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the structure and guiding principles of our 2020 executive compensation program for the Company’s Named Executive Officers, as set forth below.

Our 2020 Named Executive Officers

Dominic Ng	Chairman and Chief Executive Officer
Irene H. Oh	Executive Vice President, Chief Financial Officer
Douglas P. Krause	Vice Chairman, Chief Corporate Officer
Andy Yen	Executive Vice President, Head of International and Commercial Banking
Gary Teo(1)	Senior Vice President, Head of Human Resources
Catherine Zhou(2)	Former Executive Vice President, Head of Consumer Banking and Digital Banking

The CD&A provides an overview of:

•	Our 2020 corporate performance and actions approved by our Compensation Committee in consideration of COVID-19.
•	Executive compensation philosophy and how we reinforce our business strategy through our pay programs.
•	Alignment between business results and executive compensation through our pay program design.

The Company’s long-term organizational objective is to build a “financial bridge” between the United States and China. Achieving that objective requires the right set of leadership skills and talent. With over 120 locations in the United States and China, we developed a talent strategy to identify, recruit and retain individuals who are highly knowledgeable about our customers’ specialized needs and well versed with the complexity of international business operations. At the same time, we seek to attract and retain talent who can lead and support our rapidly growing organization as we develop and scale our business. Our compensation program, with its focus on measurable results for the Company and sensitivity to market conditions, is a critical tool we use to motivate talent and reinforce our commitment to align pay incentives with performance.

2020 Compensation Committee Actions in Review

2020 was a year filled with unprecedented challenges stemming from the COVID-19 pandemic, which caused significant disruption around the world, as well as economic and financial market deterioration. The Company’s financial results for 2020 were impacted by the effects of the COVID-19 pandemic on economic and operating conditions, and East West Bank focused on maintaining a strong balance sheet and capital ratios during this time. Additionally, we prioritized the safety and wellbeing of our employees and customers and took actions to serve and support our customers and the communities in which we operate.

As part of its review of executive compensation, the Compensation Committee met in March 2020 to approve the corporate goals, including financial metrics and strategic goals, for the 2020 performance-based bonus plan. The financial metrics are described in detail in the section titled “Primary Elements of Our Executive Compensation Program.” At its March 2020 meeting, the Compensation Committee reviewed the proposed 2020 corporate goals, but decided to defer approval due to the economic and operating uncertainties associated with COVID-19.

At its August 2020 meeting, the Compensation Committee determined that the ongoing pandemic created continued uncertainty in setting meaningful 2020 financial targets that were both challenging yet achievable. In lieu of approving the 2020 corporate goals, which had been formulated and proposed prior to the COVID-19 pandemic in the United States, the Compensation Committee agreed

(1) Mr. Teo was appointed an executive officer on March 1, 2021.

(2) Ms. Zhou’s employment with the Company ended on November 30, 2020. She is included as a named executive officer because she would have met the definition of a named executive officer under Item 402 of Regulation S-K under the Exchange Act but for the fact that she was not serving as an executive officer of the Company as of December 31, 2020.

to consider the original goals along with the effectiveness of the Bank in managing the response to the pandemic to performance measurement for 2020 since there remained many unknowns related to the global pandemic.

The Compensation Committee decided to consider two areas to assess 2020 corporate performance:

(1)	With a total weighting of 70%, the Bank’s 2020 financial performance against the original, pre-pandemic corporate goals that were submitted in March 2020 but not formally approved, and
(2)	With a total weighting of 30%, a qualitative assessment of the Bank’s effectiveness in managing its response to the pandemic, such as providing loans under the SBA Paycheck Protection Program (“PPP”) and protecting customers and employees’ health and safety.

2020 Financial Performance Highlights

The Compensation Committee believes the Company’s 2020 pay decisions reflected the continued alignment between the Company’s financial and organizational objectives and its executive compensation program. From a financial perspective, the Company maintained its highly ranked, industry-leading profitability. Our full year 2020 ROA of 1.16% and ROE of 11.17% ranked in the top quartile of publicly traded banks in the United States.(1)

We have outperformed peer banks over time. We consistently achieved a higher ROA and ROE for each of the last five years relative to the median ROA and ROE achieved by (i) our compensation peer group described on page 32 of this Proxy (the “Peer Group”), and (ii) the banks comprising the KBW Nasdaq Regional Banking Index (“KRX”). Overall, the Company ranked in the 82nd percentile on ROA and 87th percentile on ROE, relative to its Peer Group; and compared to the KRX, the Company ranked in the 78th percentile on ROA and 92nd percentile on ROE for 2020.

In the charts above, median full-year ROA and ROE were used to represent the performance of the Peer Group and the banks comprising the KRX(3). The Company believes that ROA and ROE are important performance metrics because they measure the return the Company earns on the resources it deploys and its stockholders’ investment.

(1) Source: S&P Global Market Intelligence, a division of S&P Global.

(2) ROA for years 2016 and 2018, and ROE for year 2018, are slightly different from the numbers presented in last year’s proxy statement for the KRX because of the index rebalancing in 2020. 2020 ROA and ROE adjusted for goodwill impairment, where applicable.

(3) Source: S&P Global Market Intelligence, a division of S&P Global.

We view total shareholder return (“TSR”) as an important performance metric in stockholder value creation because it correlates directly with the Company’s stock price performance and dividends paid, and is therefore aligned with stockholder interests. For 2020, our TSR was higher than the median TSR achieved by our Peer Group and by the banks comprising the KRX. Our 5-year TSR was below the median TSR achieved by our Peer Group, but higher than that of the banks in the KRX. The Company remains focused on achieving strong and consistent financial performance with the goal of delivering long-term value for our stockholders.

Other financial highlights(2) for 2020 include:

•	Record Loans: Total loans grew 10%, to a record $38.4 billion.
•	Record Deposits: Total deposits grew 20%, to a record $44.9 billion.
•	Record Assets: Total assets grew 18%, to a record $52.2 billion.

For a complete discussion of the 2020 performance relative to financial metrics used for executive compensation, see the section titled “Primary Elements of Our Executive Compensation Program.”

(1) The graph of total shareholder return assumes that on December 31, 2015, $100 was invested in the Company’s common stock, the Peer Group and the banks comprising the KRX, and that all dividends were reinvested. The information set forth above in the chart titled “Five-Year Total Shareholder Return” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information to be treated as soliciting material or specifically to be incorporated by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2) Balances as of December 31, 2020, as compared to December 31, 2019. Activity and performance for the year ended December 31, 2020, as compared to the year ended December 31, 2019.

2020 Response to the COVID-19 Pandemic

2020 was a year filled with unprecedented challenges stemming from the COVID-19 pandemic, which caused significant disruption around the world, as well as economic and financial market deterioration. The Compensation Committee carefully considered the impact on the Company and the actions taken by our executives and employees in effectively managing the response to the pandemic.

Supporting our Employees

Our priority was to safeguard our employees’ health and safety, while providing essential banking services without interruption.

•     Early adoption of best practice safety protocols and policies, and provision of personal protective equipment for over 120 offices and branch locations.

•     Restricted travel and in-person meetings.

•     Transitioned to work-from-home arrangements for the majority of our employees.

•     For employees with jobs that are required to be performed on-site, provided pay premiums and allowances for transportation, dining and childcare; and set up rotation shift schedules.

•     Provided additional COVID-19 pandemic-related sick leave.

Supporting our Customers

We assisted commercial and consumer customers affected by the COVID-19 pandemic through payment deferrals and suspension of foreclosures for certain residential mortgage loans. We actively participated in the PPP and the Main Street Lending Program (“MSLP”).

•      In 2020, funded 7,442 PPP loans totaling $1.81 billion. Continued participation in the most recent round of PPP. Year-to-date through April 9, 2021, funded over 5,100 new PPP loans totaling $838 million.

•      As of December 31, 2020, funded $234 million in MSLP loans.

Supporting our Communities

We organized our teams and resources to support communities impacted by the COVID-19 pandemic and underscored our longstanding commitment to promoting economic opportunity for underserved minorities.

•      In 2020, donated $3.3 million in charitable contributions for COVID-19 relief efforts for public health needs, small business support, housing and rental assistance, and financial stability for vulnerable populations.

•      In 2020, our associates volunteered over 6,225 community service hours supporting our nonprofit partners.

•      Partnered with the Federal Home Loan Bank of San Francisco to assist nonprofit organizations in receiving AHEAD Economic Development Grants.

•      Donated $1 million seed grant to establish the new “Immigrant Neighbor Fund,” which was formed by the Voto Latino Foundation, Mission Asset Fund and Asian and Pacific Islander American Vote to assist families ineligible to receive COVID-19 relief funds from government programs.

Framework and Process for Determining Executive Compensation

Our Compensation Philosophy

We designed our executive compensation program to attract and retain talented managers, while motivating them to deliver on our key financial and strategic goals. To support this objective, we included critical components in our program that are designed to:

•	Support the achievement of the Company’s vision and business objectives;
•	Link a significant portion of total compensation to annual bonuses and performance-based compensation that reward our executives for meeting and exceeding goals in our key strategic focus areas; and
•	Motivate our executives to focus on strong long-term performance and stockholder value, by allocating a significant portion of total pay to equity-based compensation.

At the core of our compensation philosophy is aligning pay with measurable performance, and we reinforce this principle by how we structure compensation for our NEOs.

Our Executive Compensation Program
What We Do		What We Don’t Do
✓	Place a substantial majority of executive compensation at risk and subject to performance metrics	×	Do not allow re-pricing of stock options without stockholder approval
✓	Engage with and consider stockholder input in designing our executive pay programs	×	Do not provide “single trigger” change in control payments to executive officers
✓	Grant all of our NEOs’ total long-term incentives in performance-based restricted stock units	×	Do not permit hedging or pledging of Company stock
✓	Link annual NEO incentive pay to objective, pre-established financial performance goals	×	Do not permit gross-ups for excise or other taxes on severance or in connection with a change in control
✓	With oversight from the Compensation Committee, perform annual risk assessments to ensure that our compensation policies and programs are not likely to materially increase the Company’s risk exposure
✓	Engage an independent compensation consultant that reports solely to the Compensation Committee
✓	Maintain stock ownership requirements for all NEOs, including a requirement that a majority of stock grants (net of taxes) must be held until retirement
✓	Maintain a relevant peer group
✓	Maintain a clawback policy
✓	Listen to and engage with our stockholders regarding executive compensation decisions and philosophy
✓	Conduct an annual review and approval of our compensation strategy

Our compensation program benefits from the collective experience of our Compensation Committee and senior management team, who believe these compensation elements provide the proper alignment of incentives for our leaders while ensuring that we can create strong and sustainable stockholder value. Additionally, we meet with key stockholders to discuss their views on executive compensation and solicit feedback on our specific pay program.

2020 Pay Mix for NEOs

The final 2020 pay mix for our NEOs highlights the Company’s commitment to align compensation outcomes to results and underscores our compensation philosophy of placing significant emphasis on at-risk, performance-based pay. In 2020, over 80% of the CEO’s target pay was at risk and linked to performance-based outcomes. For the other NEOs, a range of 53% to 66% of target pay (on average, 60%) was at risk and tied to direct performance results.

2020 Target CEO Pay Mix
Base Salary 18%
Performance-Based Bonus 18%
Long-term Incentive 64%
At Risk 82%
2020 Target NEO Pay Mix (non-CEO Average)
Long-term Incentive 35%
Base Salary 40%
Performance-Based Bonus 25%
At Risk 60%
Outer black band represents at-risk, performance-based pay

Compensation Committee Responsibilities

As outlined in our Corporate Governance Guidelines, the Compensation Committee is responsible for developing and overseeing the Company’s executive compensation policies and programs. The goal of the Compensation Committee is to maintain compensation that is competitive within the markets in which we compete for talent, and which reflects the long-term interests of our stockholders.

The Compensation Committee is responsible for:

•	Developing the overall compensation strategy and policies for the Company;
•	Developing, evaluating and approving the goals and objectives of the compensation of the CEO;
•	Evaluating and approving the individual compensation, including bonus and equity incentive compensation and perquisites of each of the NEOs;
•	Establishing the guidelines for stock ownership for executive management;
•	With input from the Head of Human Resources and Chief Risk Officer, reviewing our incentive compensation programs to evaluate and ensure that none of them encourage excessive risk;
•	Developing and maintaining a balanced compensation strategy of long-term and short-term incentives;
•	Retaining outside advisors, including compensation consultants, to provide professional counsel;
•	Approving annually the Compensation Committee Report and our Compensation Discussion and Analysis for inclusion in our Proxy Statement; and
•	Providing reports to the Board on compensation matters.

Compensation Committee Resources in Setting Pay

The Compensation Committee considers several resources, analytical tools and performance measures in determining compensation levels, as presented in the chart below:

Compensation Committee Resource	Description
Compensation Committee Consultant	The independent compensation consultant reports directly to the Compensation Committee. The independent compensation consultant also advises the Compensation Committee on trends and issues in executive compensation and provides comparative compensation information for companies with which the Company competes for talent. The Compensation Committee has the sole authority to retain and oversee the work of the consultants, who do not provide services to Company management. The Compensation Committee evaluates the independence of the consultant.
The Company’s Human Resources Department	The Company’s Human Resources Department provides additional analysis, administrative support and counsel as requested by the Compensation Committee.
Say-on-Pay Proposal	The Compensation Committee has considered the annual “Say-on-Pay” vote, which was approved by approximately 98% of votes cast at the 2020 annual meeting and solicited input from a number of our larger stockholders. The Compensation Committee believes that the proposed compensation structure with the modifications discussed elsewhere in this Proxy Statement is appropriate for the Company.

Use of Peer Group

The Compensation Committee, with input from its independent compensation consultant, reviews at least annually the composition of peer companies against which the Company evaluates itself for compensation purposes. In determining the composition, financial institutions of comparable asset size were the primary factor with additional consideration of other metrics such as market capitalization, revenue, geographic locations, competition for talent, business model, and complexity of operations.

In December 2020, the Compensation Committee approved our 2020 compensation peer group, which was identical to our 2019 compensation peer group, and consisted of 24 bank holding companies with similar market capitalization and asset size as the Company. Our Peer Group’s total assets range from $26.0 billion to $171.4 billion, with a median total asset size of $59.9 billion. As of December 31, 2020, the median market capitalization of our Peer Group was $6.2 billion, with a range of $2.5 billion to $25.6 billion. With respect to total assets and market capitalization, the Company ranked in the 42nd percentile and 66th percentile, respectively, relative to the Peer Group as of December 31, 2020.

The companies in the Peer Group are as follows:

•      BankUnited, Inc.

•      BOK Financial Corporation

•      Comerica Inc.

•      Commerce Bancshares, Inc.

•      Cullen/Frost Bankers, Inc.

•      First Horizon National Corporation

•      First Republic Bank

•      Huntington Bancshares Inc.

• Investors Bancorp Inc. • KeyCorp • New York Community Bancorp, Inc. • Northern Trust Corporation • PacWest Bancorp • People’s United Financial, Inc. • Popular, Inc. • Prosperity Bancshares, Inc.

•      Regions Financial Corporation

•      Signature Bank

•      SVB Financial Group

•      Synovus Financial Corporation

•      Umpqua Holdings Corporation

•      Webster Financial Corporation

•      Western Alliance Bancorporation

•      Zions Bancorporation

It is important to note that in determining executive compensation, the Compensation Committee does not solely rely on comparative data from the Peer Group. While comparisons can be useful in identifying general compensation trends and overall pay levels, the Compensation Committee recognizes there may be meaningful differences between us and our peer companies. The listing of NEOs, for example, may vary amongst our peer companies, with titles, compensation, and tenure that do not readily track with ours. The Compensation Committee uses the comparison data as a general indicator of market trends in executive compensation but does not use it exclusively to set compensation levels for the CEO or other NEOs. In addition to peer data, the Compensation Committee also uses salary data from published industry sources. Any compensation decisions also consider individual and company performance, the position and tenure, responsibilities within the Company, and other factors to determine total compensation for the NEOs. See “Factors and Steps in Setting Pay” below for a more detailed discussion.

For purposes of determining long-term incentive awards, the Compensation Committee and its independent compensation consultant, Meridian Compensation Partners, LLC, determined it would be appropriate to continue benchmarking to banks in the KRX (the “Long-Term Performance Peer Group”). The use of this benchmark compares our performance to a broader index of financial institutions determined by a third party, aligns with our investors’ perspectives and increases the transparency of the Company’s goal setting process.

Factors and Steps in Setting Pay

Compensation for the NEOs and certain other executive officers is typically evaluated and set by the Compensation Committee in the first quarter of each year, using the competitive compensation data provided by the independent compensation consultant, peer data, as well as Company business departments and individual performance data. An executive’s compensation is generally established after considering the following factors:

•	Competitive pay data for similar jobs and responsibilities in the market
•	The Company’s performance against financial measures
•	The Company’s performance relative to strategic initiatives approved by the Compensation Committee
•	Individual performance and overall contributions
•	The business climate, economic conditions and other factors
•	The results of the most recent “Say-on-Pay” stockholder vote

As a rapidly growing organization, we encounter significant competition for top management talent – those individuals with the strategic vision, understanding of specialized industries and the international banking experience necessary to sustain our growth. This challenge to attract and retain qualified personnel has been an important consideration in our compensation decisions, and we expect it will continue to be a significant consideration going forward.

For the CEO, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s performance, evaluates the CEO’s performance against those objectives and approves the CEO’s compensation level based on that evaluation. With assistance from the independent compensation consultant, the Compensation Committee also considers the Company’s Peer Group and other peer data on base pay, performance-based bonus targets and long-term incentive awards when setting compensation types and amounts for the CEO.

The Compensation Committee separately reviews and discusses with the CEO his annual compensation recommendations for the other NEOs. A variety of factors help determine the final approved compensation amounts for the NEOs. For base salary adjustments, compensation data from our Peer Group and survey data for similar jobs and job levels are considered. For annual performance-based bonus payout and long-term incentive awards, the Compensation Committee considers the executive’s achievement against performance goals, along with individual contributions toward Company objectives.

The Compensation Committee does not benchmark to a particular percentile in determining target total direct compensation. Rather, it uses market peer proxy and survey data as a reference point, giving consideration to factors such as tenure, individual performance, any unique circumstances of the NEO’s position based on that individual’s responsibilities, market factors, succession considerations, and retention considerations. We believe this approach drives higher realized compensation when our financial and stock performance is strong and less realized compensation when our financial and/or stock performance is lower.

Stockholders’ Feedback

Our compensation policies and practices continue to evolve based on input and correspondence submitted from our stockholders, our review of market practices, our consideration of the independent compensation consultant’s advice, our review of reports issued by proxy advisory firms, and the results of the most recent annual “Say-on-Pay” vote by stockholders.

Approximately 98% of the votes cast at our 2020 annual meeting of shareholders approved the Company’s 2019 executive compensation. The Compensation Committee views the high approval percentage as an indication that stockholders were generally satisfied with the executive compensation structure and how it was designed. In addition to the annual “Say-on-Pay” vote, we meet with key stockholders to discuss their views on executive compensation and to solicit feedback on our specific pay program.

Primary Elements of Our Executive Compensation Program

With input from our stockholders, we have designed an executive compensation program that aligns pay with measurable achievement of our corporate goals. Based on the high approval percentage from our stockholders, our 2020 executive compensation program remained similar to our 2019 structure. The components of, and rationale for, each element of our executive compensation program are described in the table below.

Compensation Components
Base Salary	Description	Fixed compensation delivered in cash to reflect each executive’s role and performance.
	Rationale	Market-aligned component of the overall pay package to provide a competitive level of fixed income, which is key to attracting and retaining highly qualified executive officers.
	Measurement Period	Ongoing
Performance-Based Bonus Plan	Description	Designed to effectively motivate and annually compensate executive officers through cash bonuses, based on the achievement of business and/or individual performance.
Rationale

•      Motivates achievement of critical short-term financial and strategic results.

•      Provides balance between financial metrics and strategic measures and ensures alignment across key strategic focus areas.

•      Provides appropriate line of sight for executive officers through the use of individual and department goals.

Applicable Key Performance Metrics

•      Financial metrics: earnings per share, deposit growth, cost of deposits, non-performing assets to total assets ratio and net charge-off ratio.

•      Individual performance and overall contributions.

•      For 2020, due to the unpredictable business environment brought about by the COVID-19 pandemic, the Compensation Committee also considered the effectiveness of the executive team in managing the response to the pandemic as it relates to protecting employees, serving customers, maintaining financial discipline and serving the communities in which we operate.

	Measurement Period	One Year
Long-Term Incentive (“LTI”) Award – Restricted Stock Units (“RSUs”)	Description	Designed to motivate NEOs by means of appropriate incentives to achieve long-range goals and align NEOs' interests with those of our stockholders, through compensation that is based on our common stock.
Rationale

•      Focuses on achievement of critical long-term operating results.

•      Establishes strong alignment with long-term stockholder interests, through performance-based payouts in shares of our common stock.

•      Enhances retention and drives stockholder value creation.

	Applicable Key Performance Metrics	Financial metrics: ROA, ROE and TSR, relative to the KRX.
	Measurement Period	Three Years

Base Salary

Base salary is a fixed portion of compensation that is based on Peer Group salary data, salary surveys, and an executive’s skills, responsibilities, experience and relative importance to the Company. Actual total salaries reflect an individual’s responsibilities within the Company, his or her job performance over time and other factors, such as the assessment by the Compensation Committee (and by the CEO, in the case of other NEOs) of an executive’s performance.

Performance-Based Bonus Plan

Our NEOs participate in the Company’s Performance-Based Bonus Plan that provides rewards based on corporate and individual performance. Each NEO is assigned a bonus target, stated as a percentage of the individual’s annual base salary.

The Compensation Committee developed the Performance-Based Bonus Plan to motivate and reward executives for achieving critical Company-wide financial metrics and strategic goals (collectively, “Corporate Goals”), and departmental or individual goals. The program in 2020 was similarly structured to the program in 2019 with the following features:

•	Target incentive opportunities are defined as a percentage of base salary and remained the same as 2019
•	Corporate Performance measured 70% based on financial performance and 30% based on strategic goals
•	Individual Performance is measured by goals determined for executives (other than the CEO, whose bonus is paid 100% based on corporate performance)
•	The weights for each NEO are determined as follows:

Executive	Title	Target Bonus % of Salary	Corporate Performance	Individual Performance
Dominic Ng	Chairman and CEO	100%	100%	0%
Irene Oh	EVP – CFO	80%	50%	50%
Doug Krause	Vice Chairman – Chief Corporate Officer	80%	50%	50%
Andy Yen	EVP – Head of International and Commercial Banking	50%	30%	70%
Gary Teo	SVP – Head of Human Resources	50%	30%	70%
Catherine Zhou (1)	Former EVP - Head of Consumer Banking and Digital Banking	100%	30%	70%

As discussed previously in the section titled “2020 Compensation Committee Actions in Review,” the Compensation Committee decided not to approve the 2020 Corporate Goals that were proposed and formulated in March before the COVID-19 outbreak in the United States. Over the period from March to August 2020, the Committee did not believe the original proposed goals would remain appropriate in the COVID-19 environment. Ultimately, at the end of the year, the Compensation Committee decided to use the original proposed financial goals and consider the impact of COVID-19 within the 30% of the qualitative component, allowing our plan to operate as originally intended even though the original financial goals were not approved. As a result, the Committee considered the following in determining bonus awards for 2020:

•	With a total weighting of 70%, the 2020 financial performance compared against the original, pre-pandemic financial goals that were proposed, but not formally approved, in March 2020.
•	With a total weighting of 30%, the effectiveness of the executive team in managing the response to the pandemic as it relates to protecting employees, serving customers, maintaining financial discipline, and serving the communities in which we operate.

The following sections discuss the 2020 Corporate Goals that were proposed, but not formally approved, in March 2020. These goals were ultimately used by the Compensation Committee at year end for determining 2020 Performance-Based Bonus payouts.

(1) Ms. Zhou’s employment with the Company ended on November 30, 2020.

2020 Financial Metrics for Performance-Based Bonus

Financial metrics comprised 70% of the Performance-Based Bonus Plan Corporate Goals. In 2020, these metrics included the Company’s diluted operating earnings per share, average deposit growth, cost of deposits, non-performing assets-to-total assets ratio, and net charge-off ratio. On an annual basis, the Company evaluates the performance metrics used, and modifies the metrics and the weightings as deemed appropriate. For 2020, the proposed financial metrics and relative weightings, as formulated before the onset of the COVID-19 pandemic in the United States and the resulting rapid decrease in interest rates, were as follows:

•	Target 2020 diluted operating earnings per share: weighted 50%
•	2020 average deposit growth: weighted 10%
•	2020 average cost of deposits: weighted 10%
•	Non-performing assets-to-total assets ratio (using an average of the quarterly end-of-period ratios in 2020): weighted 15%
•	2020 net charge-off ratio: weighted 15%

2020 Financial Metrics Results: Diluted Earnings per Share

The 2020 financial objectives included a 50% weighting based on achieving target diluted operating earnings per share (“Adjusted EPS(1)”) of $4.53. A threshold of 50% achievement would have been achieved if Adjusted EPS were at $4.08 per share, with no achievement for Adjusted EPS less than that amount. An Adjusted EPS of at least $4.98 would have translated to a maximum achievement of 200%. The target Adjusted EPS goal of $4.53 was determined based on the Company’s financial budget for 2020, which was developed prior to onset of the COVID-19 pandemic in the United States. EWBC’s 2020 Adjusted EPS of $3.95 did not meet the threshold established for this performance goal.

The greatest impact of the COVID-19 pandemic on our earnings was the increase of the provision for credit losses. The 2020 provision for credit losses was $211 million, an increase of $112 million or 113%, compared with $99 million for 2019. The year-over-year increase in the provision for credit losses reflected the deteriorating macroeconomic conditions and outlook due to the COVID-19 pandemic. For context, our 2020 adjusted(2) pre-tax, pre-provision (“PTPP”) income was $979 million, which compares favorably with our target PTPP income of $977 million in the Company’s financial budget for 2020.

2020 Financial Metrics Results: Average Deposit Growth

The 2020 financial objectives included a 10% weighting based on achieving average deposit growth of 5.9%. A threshold of 50% achievement would have been achieved if average deposits grew 3.0%, with no achievement of the performance metric if total deposit growth was less than that amount. Average deposit growth of at least 8.5% would have translated to a maximum achievement of 200%. In 2020, average total deposits grew 13.1% year-over-year, resulting in a 200% achievement of this performance goal.

2020 Financial Metrics Results: Average Cost of Deposits

The 2020 financial objectives included a 10% weighting based on achieving a target average cost of deposits. The average cost of deposits was 1.04% in 2019. The achievement target for the average cost of deposits was set at 0.84%, based on the Company’s financial budget for 2020. Against an assumed backdrop of an unchanged federal funds rate, the 2020 financial budget targeted an average cost of deposits of 0.84%, equivalent to a year-over-year decrease of 20 basis points. A threshold of 50% achievement would have been achieved if the average cost of deposits decreased to 0.90%, with no achievement of the performance metric if the average cost of deposits exceeded that rate. An average cost of deposits of no more than 0.78% would have translated to a maximum achievement of 200%. The full year 2020 average cost of deposits was 0.45%, resulting in a 200% achievement of this performance goal.

The federal funds rate range was between 0.00% and 0.25% as of December 31, 2020 and between 1.50% and 1.75% as of December 31, 2019. As part of the rapid, emergency response to the onset of the COVID-19 pandemic in the United States, the Federal Open Market Committee cut the federal funds rate by 150 basis points. Accordingly, the decrease in the 2020 cost of deposits

(1) When calculating adjusted earnings per share, we exclude the impact of non-recurring items that are non-operating in nature. Adjusted EPS is a financial measure not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is referred to as a non-GAAP financial measure. Please refer to the section titled “Item 7. MD&A — Supplemental Information-Explanation of GAAP and Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the reasons why we use this measure and for reconciliations to the most directly comparable measures calculated in accordance with GAAP. Our reported earnings per share in 2020 were $3.97. Non-GAAP adjustments in 2020 excluded the impacts of the impairment, recoveries and income tax items related to the Company’s investment in DC Solar tax credit funds, as previously disclosed in our Annual Report on Form 10-K.

(2) Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that excludes the amortization of tax credit and other investments, the amortization of core deposit intangibles, and the extinguishment cost on repurchase agreements. Please see the Company’s Earnings Press Release for reconciliation of GAAP to non-GAAP measures.

primarily reflected significantly lower benchmark interest rates year-over-year. Even so, active reduction in the cost of deposits was also achieved by management. For context, in the 2020 financial budget, the target fourth quarter 2020 average cost of deposits was 0.81%. Pro-forma for the 150-basis point drop in the federal funds rate, the target cost of deposits would have been 0.29%(1). The Company’s actual fourth quarter 2020 average cost of deposits was 0.25%, four basis points below the pro-forma target.

2020 Financial Metrics Results: Non-Performing Assets (“NPA”) to Total Assets

The 2020 financial objectives included a 15% weighting based on achieving an average quarterly NPA-to-total assets ratio of 0.33%, which is the highest quarterly level in 2019. A threshold of 50% achievement would have been achieved if the NPA-to-total assets ratio was 0.50%, and no credit given if the ratio exceeded that amount. A ratio of no more than 0.20% would have translated to a maximum achievement of 200%. Our average quarterly end-of-period NPA-to-total assets ratio was 0.43% in 2020, resulting in a 71% achievement of this performance goal.

2020 Financial Metrics Results: Net Charge-Off Ratio

The 2020 financial objectives included a 15% weighting based on achieving a full year net charge-off ratio of 0.22% in 2020. A threshold of 50% achievement would have been achieved if the full year net charge-off ratio was 0.40%, and no credit given if the ratio exceeded that amount. A net charge-off ratio of below 0.12% would have translated to a maximum achievement of 200%. For the full year 2020, our net charge-off ratio was 0.17%, resulting in a 150% achievement of this performance goal. In comparison, the 2019 full year net charge-off ratio was 0.16%.

Summary of Financial Metrics Results

The table below outlines the financial metrics and actual results for 2020. In sum, achievement of Financial Metrics totaled 73% in 2020. The Compensation Committee elected to measure 2020 financial performance against the original 2020 financial goals, unadjusted for the impact of the COVID-19 pandemic on results. The Committee considered this to be the more conservative approach. This decreased the earnings per share metric achievement and increased the cost of deposits metric achievement, both due to unprecedented factors outside of management’s control. For comparison purposes, if COVID-19-related adjustments were considered, the pro-forma sum of Financial Metrics achievement would have been 104%. The pro-forma would have resulted from a higher achievement of diluted earnings per share, after adjusting for increased COVID-19-related provision for credit losses and expenses, and a lower average cost of deposits achievement, after assuming the Company would not have achieved such a high reduction in the cost of deposits in 2020.

Financial Metrics	Weighting	Threshold	Target	Maximum	2020 Result	Metric Achievement	Pro-forma Achievement
Adjusted EPS	50%	$4.08	$4.53	$4.98	$3.95*	0%	82%
Total Deposit Growth	10%	3.00%	5.90%	8.50%	13.10%	200%	200%
Average Cost of Deposits	10%	0.90%	0.84%	0.78%	0.45%	200%	100%
Average Quarterly NPA-to-Total Assets	15%	0.50%	0.33%	0.20%	0.43%	71%	71%
Full Year Net Charge-Off Ratio	15%	0.40%	0.22%	0.12%	0.17%	150%	150%
Total for Financial Metrics						73%	104%

* The Company’s reported earnings per share in 2020 were $3.97. 2020 adjusted EPS were $3.95, excluding $0.02 per share in combined 2020 impacts of the impairment, recoveries and income tax items related to the Company’s investment in the DC Solar tax credit funds. Please refer to the section titled “Item 7. MD&A — Supplemental Information-Explanation of GAAP and Non-GAAP Financial Measures” in our Annual Report on Form 10-K for a full reconciliation.

2020 Qualitative Goals for Performance-Based Bonus and Results

In determining the 2020 Performance-Based Bonus payouts for the 30% qualitative component, the Compensation Committee evaluated management’s response to the operating challenges and crises arising from the COVID-19 pandemic. Management was evaluated on their efforts to safeguard the health and safety of our employees and to enhance the security and safety of our locations. Management’s response was swift and efficient and ensured that the Company was able to provide essential banking services without

(1) Pro-forma target fourth quarter 2020 average cost of deposits based on assuming a 35% change in the cost of deposits relative to the change in the federal funds rate (“Beta assumption”). A 35% Beta Assumption is consistent with the Company’s experience during the most recent cycle of changing interest rates.

interruption and that our associates were focused on meeting our customers’ needs. Management was further evaluated on how the Company supported its customers through the efficient processing and funding of PPP loans and through appropriate accommodation programs for struggling borrowers.

At its March 2021 meeting, the Compensation Committee, in consultation with the CEO, assessed management’s effectiveness in responding to the uncertainties and instability caused by the pandemic. The Compensation Committee approved the achievement of the executive team’s efforts at 100% for this component.

2020 Performance-Based Bonus for NEOs

After taking into account the Company’s financial performance against the proposed, pre-pandemic 2020 Corporate Goals, as well as management’s response to the operating challenges of COVID-19, the Compensation Committee determined that the Company achieved 81.1% of the target Performance-Based Bonus. This consists of 73% achievement of Financial Metrics (70% weighting) and 100% achievement of the pandemic-related response (30% weighting).

All NEOs, except for the CEO and CFO, were additionally evaluated based on individual performance. For the Chief Corporate Officer, 50% of his performance-based bonus was based on the achievement of the Corporate Goals as described above and 50% was based on individual performance. For the Head of International and Commercial Banking and for the Head of Human Resources, 30% of their performance-based bonus was based on the achievement of the Corporate Goals and 70% was based on individual performance. Individual performances were assessed by the CEO in conjunction with the Compensation Committee.

Long-Term Incentive (LTI) Awards

LTI awards are compensation awards designed to tie the compensation of our executive officers to stockholder returns. These awards are generally granted as stock in the first quarter of each year, allowing the Compensation Committee adequate time to evaluate prior year performance. When determining the annual LTI awards for our executive officers, the Compensation Committee believes it is important to take into account not only the grant date values included in the “Summary Compensation Table,” but also to consider the effect of the year-end value of our stock on those awards over time. The timing of the grants generally follows the filing of the Company’s annual report on Form 10-K and occurs before the start of the Company’s “blackout period,” during which insiders may not engage in Company stock transactions. LTI awards issued in 2020 were granted under the Company’s 2016 Stock Incentive Plan, as amended (the “2016 Stock Incentive Plan”), which is the Company’s current omnibus stockholder-approved plan for equity awards to employees.

One hundred percent of the value of LTI awards granted to our NEOs is made through performance-based RSUs. Awards are subject to a performance period of three years (for example, January 1, 2020 through December 31, 2022 for awards granted in 2020), and are payable at the end of the three-year period. Each year, an NEO is eligible to earn a “target” amount of RSUs equal to one third of the total RSUs granted based on actual performance. As described below, the actual number of RSUs earned may be higher or lower than the target amount depending on the Company’s financial performance that year relative to the Long-Term Performance Peer Group, which is defined as the banks in the KRX. The actual number of RSUs earned in a year can range from 0% to 200% of the target RSUs. The Compensation Committee believes this practice further aligns our compensation program with industry best practices for LTI awards and reflects an appropriate balance between financial reward and long-term performance.

The financial performance metrics used for the LTI award – ROA, ROE and TSR – are common indicators of value creation and serve to focus management’s attention on enhancing results in these areas. ROE is a direct measurement of the return on capital. The Company believes that for long-term strategy and sustainability, ROA is an important and prudent metric, reflecting the Company’s ability to execute on its long-term business model. TSR measures the movement of the Company’s stock price and dividends paid over time. The TSR metric underscores the connection between executive pay and stockholder interests by measuring our ability to provide a greater return to our stockholders than our competitors.

We set the “target” level of RSUs that could be earned each year at the median, or 50th percentile, of the ROA, ROE and TSR ratios of the Long-Term Performance Peer Group. We believe these are challenging goals because of strong competition within the Long-Term Performance Peer Group. The actual RSUs that are earned each year may be higher or lower than the target amount of RSUs if performance is better (or worse) relative to the Long-Term Performance Peer Group. ROA, ROE and TSR ratios below the 50th percentile will proportionately reduce the amount of RSUs earned in that year, and no RSUs are earned if the ratios put the Company below the 30th percentile of the Long-Term Performance Peer Group. A maximum 200% award relative to the “target” level of RSUs would be earned for performance at or above the 80th percentile, and the award is prorated between 100% and 200% for performance between the 50th and 80th percentiles. The table below illustrates the relative weighting assigned to each financial metric and the performance required to achieve payouts.

Metric	Weighting	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
ROA	37.5%	30th percentile	50th percentile	>=80th percentile
ROE	37.5%	30th percentile	50th percentile	>=80th percentile
TSR	25%	30th percentile	50th percentile	>=80th percentile

The Company calculates the aggregate grant date fair value of awards as of the date of grant in accordance with the same standard it applies for financial accounting purposes. Consistent with SEC regulations, the grant date fair values of 2020 LTI award equity grants for the NEOs are presented in the “Summary Compensation Table” and “Grants of Plan-Based Awards” tables below. Total outstanding unexercised or unvested LTI grants are shown in the “Outstanding Equity Awards at Year End” table below.

Retirement Programs and Perquisites

Our NEOs receive the same customary benefits as all other employees, including medical, dental, life, disability, vacation cash-out, and a 401(k) Plan (the “401(k) Plan”), which includes company matching contributions. The NEOs are eligible to participate in the same plans and to the same extent as most other salaried employees. Employees are allowed to cash out their earned vacation once a year if they meet both vacation usage and time away from work requirements set by the Company. The Company maintains a non-qualified deferred compensation plan (“Deferred Compensation Plan”) to help attract and retain executives and key employees. One NEO, Mr. Yen, participated in the Deferred Compensation Plan in 2020. Our Deferred Compensation Plan provides NEOs and other key employees the opportunity to defer a specified percentage of their annual base salary and/or their bonus under the annual cash bonus plan (in each case, up to 80%). The deferred amounts are credited to a participant’s account and are immediately vested. Amounts in a participant’s account are then hypothetically or “notionally” invested in one or more investment funds selected by such participant, with gains or losses adjusted based on the rate of return on the assets in each notional investment fund. The available investment funds used to track such notional investment returns are substantially the same as those offered under our 401(k) Plan. Returns on participant contributions are not guaranteed. The Company has the discretion to make contributions to the Deferred Compensation Plan on behalf of its participants. In 2020, the Company did not make any such contributions to the Deferred Compensation Plan.

In general, the NEOs do not have different or greater benefits than other employees with the exception of financial planning services and the use of a Company-owned car for the CEO and automobile allowance for the Head of International and Commercial Banking. The financial planning services are intended to help ensure compliance by the CEO with all applicable tax and regulatory requirements. For certain executives, the use of a company car and automobile allowance are permitted in recognition of their extensive business-related travel. The Compensation Committee reviews the perquisites provided to the NEOs annually as part of their overall review of executive compensation. Based on a review of competitive pay data provided by its external independent compensation consultant, the Compensation Committee determined that the perquisites provided in 2020 are within an appropriate range of competitive compensation practices relative to our Peer Group. Details about the NEOs perquisites, including the cost to the Company, are shown in the “Summary Compensation Table” under the “All Other Compensation” column on page 44 together with the accompanying footnotes.

2020 Compensation Decisions for Named Executive Officers

The Compensation Committee’s determination of compensation for NEOs was based on the recommendation of the CEO (except in the case of his own compensation) and the parameters of each executive’s total target compensation package, balancing long-term and short-term compensation, cash and equity pay mix, market competitiveness for their respective positions, and internal equity. In addition, the Compensation Committee considered individual performance contributions and achievements. The primary elements of executive compensation are discussed below.

Base Salary

The Compensation Committee uses a market-aligned pay package to provide short-term fixed compensation. NEO base salary levels are typically reviewed annually by the Compensation Committee and adjusted as appropriate, typically to reflect merit, promotions or changes in responsibilities, or market adjustments. Base salaries are determined on an individual basis. When determining any base salary increases, the Compensation Committee considers an individual’s total compensation package, his or her performance, Company performance, comparative peer and market compensation data, internal parity, and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives, and retention concerns.

In 2020, no base salary changes were made for Mr. Ng. His annual base salary was $1,275,000. Ms. Oh received a merit-based adjustment of 3% to her base salary. Her 2020 annual base salary was $638,600. The salary increase was based on her performance on financial discipline of the Company and market compensation data. Mr. Krause received a 4% increase to $520,000 due to his increased responsibilities in credit management and other corporate initiatives. Mr. Yen received a 2% increase due to his individual performance and business contributions. His 2020 annual base salary was $443,700. Mr. Teo received a 4% increase to $364,000 due to his performance in leading corporate culture and talent development programs. Ms. Zhou’s base salary from 2020 through the date of her termination was $625,519.

Performance-Based Bonus

The Compensation Committee determines actual annual performance-based bonus awards for the NEOs based on the individual’s target incentive level and the NEO’s corporate and/or individual performance. For 2020, each NEO was awarded the performance-based bonus amounts set forth in the table below.

NEO	2020 Performance-Based Bonus
Dominic Ng	$1,034,025
Irene H. Oh	$414,324
Douglas P. Krause	$439,088
Andy Yen	$198,423
Gary Teo	$197,179
Catherine Zhou (1)	$0

The Compensation Committee reviewed and approved Mr. Ng’s performance-based bonus award, which was set at 100% of base salary, and was determined based on the Company’s achievement of the Corporate Goals under the formula-based Performance-Based Bonus Plan. For other NEOs, the Compensation Committee’s determination of each of these matters was based on the recommendation of the CEO and the factors described below.

The Board and the Compensation Committee recognized that under Mr. Ng’s leadership, despite the operating challenges of the COVID-19 pandemic and a near-zero interest rate environment, the Company continued to deliver strong financial returns and performance, including top quartile ROA and ROE among our Peer Group. In 2020, deposits grew to record levels and loan growth outperformed peer banks. Mr. Ng led the executive team in navigating pandemic uncertainties; supporting employees’ health and safety and enabling the Company to effectively support customers and the communities in which we operate. Based on the Corporate Goals achievement, Mr. Ng received 81.1% of his target bonus.

For the other NEOs, the Compensation Committee concluded as follows: (i) Ms. Oh demonstrated strong execution of overall financial management and expense discipline; (ii) Mr. Krause provided strong management of credit and compliance risks and oversight of new business initiatives; (iii) Mr. Yen expanded his responsibilities to include oversight of our China business and effectively supported customers in meeting their pandemic financial needs, and (iv) Mr. Teo successfully implemented the Company’s response to the pandemic in both China and the United States. Ms. Zhou departed the Company in November 2020 and was not eligible for any performance-based bonus for 2020.

(1) Ms. Zhou’s employment with the Company ended on November 30, 2020.

LTI Awards

In determining equity awards, the Compensation Committee considered its long-term incentive guidelines for all NEOs, which attempt to weigh the competitive market for executive talent, the benefits of incentive compensation tied to performance of the Company’s common stock and align the interests of the NEOs and our stockholders. 2020 LTI awards for each NEO are described in the table below.

NEO	2020 Performance-based Restrict Stock Units (“PRSUs”): Number of Shares	2020 Restricted Stock Unit (RSUs): Number of Shares
Dominic Ng	112,726	-
Irene H. Oh	18,788	-
Douglas P. Krause	14,029	-
Andy Yen	7,015	-
Gary Teo	-	7,015
Catherine Zhou(1)	12,526	-

The PRSUs are reported based on achievement at target level and is subject to the performance of the Company on ROA, ROE and TSR, relative to the Long-Term Performance Peer Group. Ms. Zhou’s PRSUs were forfeited due to the ending of her employment in 2020. All LTI equity grants are subject to a three-year cliff performance schedule.

(1) Ms. Zhou’s employment with the Company ended on November 30, 2020.

Other Compensation Policies and Information

In addition to adhering to the processes described in the preceding sections, the Compensation Committee maintains a strong corporate governance culture with respect to executive compensation. Over the years, it has adopted policies, including those described below, to further align executive compensation with performance and what the Company believes is in the best interest of the stockholders.

Stock Ownership Guidelines

The Company maintains the following stock ownership and holding guidelines for our NEOs and they are reviewed periodically by the Nominating/Corporate Governance Committee.

•	Chief Executive Officer: 6 times annual base salary
•	NEOs (other than CEO): 1 time annual base salary

NEOs have additional holding requirements for stock acquired as part of their compensation. NEOs shall hold until retirement at least 51% of any stock acquired upon the exercise of stock options (net of taxes and net of the grant price paid) and at least 51% of any stock received upon vesting (net of taxes) of restricted stock or restricted stock units.

The Nominating/Corporate Governance Committee reviews compliance with the guidelines annually, and all NEOs met the stock ownership and holding guidelines for 2020.

Clawbacks for Any Restatement; Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for our NEOs, which was approved by the Compensation Committee in 2012. Under this policy, all annual performance-based bonus payments and annual LTI awards that are based upon the Company’s financial performance may be subject to clawback in the event of a restatement of the Company’s financial statements. The clawback will be required without regard for the reason of the restatement, and the affected officers will be required to repay the Company the amount of any incentive payment or incentive award received in excess of what would have been paid based on the restated numbers.

Trading Restrictions; No Hedging or Pledging of Common Stock

As provided in the Company’s Insider Trading Policy, it is against Company policy for any employee, including any executive officer, to engage in speculative transactions in Company securities, which include but are not limited to trades in puts or calls in Company securities or selling Company securities short. In addition, under our Insider Trading Policy, it is against Company policy for NEOs to pledge shares of common stock in the Company for any purpose.

No Tax Gross Ups

We do not provide for any tax gross ups of excise or other taxes on severance payments or in connection with a change in control.

Compensation Program Risk Analysis

The Compensation Committee reviews the Company’s compensation policies and practices for our NEOs and other employees. The Compensation Committee has determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on the Company. To conduct this review, the Company annually completes an inventory of its incentive compensation plans and policies. This evaluation covers a wide range of practices and policies including: the balanced mix between pay elements; short-term and long-term programs; caps on incentive payouts; governance controls in place to establish, review and approve goals; use of multiple performance measures; Compensation Committee discretion on individual awards; use of Stock Ownership Guidelines; use and provisions in severance/change of control policies; use of the Executive Compensation Recovery Policy, and Compensation Committee oversight of compensation programs.

The Compensation Committee, along with the independent compensation consultant, agreed that the Company’s compensation programs do not motivate excessive risk-taking behavior.

Compensation Committee Report

The following Compensation Committee Report is not deemed to be “soliciting material,” or to be “filed” with the SEC and is not to be incorporated by reference in any other filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis. Based upon this review and our discussions, the East West Bancorp, Inc. Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPENSATION COMMITTEE

Jack C. Liu, Chairman
Molly Campbell
Lester M. Sussman

The NEOs only receive compensation for services as executive officers and employees of the Bank, and no separate compensation is paid for their services to the Company. The table below and the accompanying footnotes summarize the 2020, 2019, and 2018 compensation for the NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Dominic Ng	2020	$1,275,000	—	$4,487,082	—	$1,034,025	$137,668	$6,933,775
Chairman and Chief	2019	1,262,308	—	5,100,074	—	930,750	120,109	7,413,241
Executive Officer	2018	1,200,000	—	4,670,788	—	1,621,200	95,696	7,587,684

Irene H. Oh	2020	635,524	—	749,529	—	414,324	22,012	1,821,389
Executive Vice President	2019	608,154	—	822,634	—	400,644	14,985	1,846,417
and Chief Financial Officer	2018	534,423	200,000	728,291	—	495,220	41,029	1,998,963

Douglas P. Krause	2020	516,692	—	560,159	—	439,088	41,932	1,557,871
Vice Chairman and Chief	2019	496,615	—	617,481	—	324,400	32,984	1,471,480
Corporate Officer	2018	469,615	—	520,791	—	434,419	29,856	1,454,681

Andy Yen	2020	442,261	—	281,089	—	198,423	35,307	957,080
Executive Vice President	2019	431,294	—	309,751	—	176,132	32,273	949,450
and Head of International	2018	411,698	—	240,641	—	219,335	39,357	911,031
and Commercial Banking

Gary Teo	2020	361,685	—	282,057	—	197,179	36,727	877,648
Senior Vice President	2019
and Head of Human Resources	2018

Catherine Zhou (4)	2020	625,519	—	500,358	—	—	83,946	1,209,823
Former Executive Vice	2019	666,200	—	502,067	—	600,073	64,550	1,832,890
President, Head of Consumer	2018	650,000	—	554,554	—	675,480	5,875	1,885,909
Banking and Digital Banking
(1)	Represents the aggregate grant date fair values of the RSUs and performance-based RSUs granted in 2020, 2019, and 2018 in accordance with FASB ASC Topic No. 718, Compensation—Stock Compensation. See the Company’s Annual Report on Form 10-K, Note 13 - Stock Compensation Plans to the Company’s Consolidated Financial Statements for the year ended December 31, 2020 on the Company’s accounting for share-based compensation plans. With the exception of Mr. Teo’s 2020 RSU awards, Ms. Zhou’s 2018 RSU awards and the broad employee RSU grant, all other NEO equity awards are performance-based with payouts that depend on the probable outcome of the performance criteria and the price of the Company’s common stock on the award certification date. For the 2020 performance-based RSUs, assuming that the highest level of performance conditions will be achieved, the grant date fair value of the maximum awards for the NEOs would be as follows: Mr. Ng $7,860,064, Ms. Oh $1,310,011, Mr. Krause $978,141, Mr. Yen $489,071, and Ms. Zhou $873,340.
(2)	Represents incentive compensation earned under our Performance-Based Bonus Plan in 2021, 2020, and 2019 related to years 2020, 2019, and 2018, respectively.
(3)	Includes: Mr. Ng: (i) Financial planning and administrative services of $46,000, (ii) Vacation cash-out $71,106 , (iii) Company’s contributions under its 401(k) Plan of $17,100 and (iv) auto usage of $3,462; Ms. Oh: (i) Vacation cash-out $4,912 and (ii) Company’s contributions under its 401(k) Plan of $17,100; Mr. Krause: (i) Company’s contributions under its 401(k) Plan of $13,894 and (ii) Vacation cash-out $28,038; Mr. Yen: (i) Car allowance of $18,000, (ii) Vacation cash-out of $3,413 and (iii) Company’s contributions under its 401(k) Plan of $13,894; Mr. Teo: (i) Vacation cash-out of $19,627 and (ii) Company’s contributions under its 401(k) Plan of $17,100; Ms. Zhou: (i) Vacation cash-out of $80,856 and (ii) Company’s contributions under its 401(k) Plan of $3,090. These amounts reflect the Company’s actual costs to provide the perquisites or other personal benefits to the NEOs.
(4)	Ms. Zhou's employment with the Company ended on November 30, 2020. All of the unvested stock awards granted to Ms. Zhou were forfeited.

The table below summarizes all plan-based awards granted by the Compensation Committee to the NEOs in 2020.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Equity Award ($) (4)
Dominic Ng	01/24/2020							41	2,018
	03/04/2020	637,500	1,275,000	2,550,000	56,363	112,726	225,452	—	4,485,064

Irene H. Oh	01/24/2020							41	2,018
	03/04/2020	255,440	510,880	1,021,760	9,394	18,788	37,576	—	747,511

Douglas P. Krause	01/24/2020							41	2,018
	03/04/2020	208,000	416,000	832,000	7,015	14,029	28,058	—	558,141

Andy Yen	01/24/2020							41	2,018
	03/04/2020	110,925	221,850	443,700	3,508	7,015	14,030	—	279,071

Gary Teo	01/24/2020							41	2,018
	03/04/2020	—	182,000	—	—	—	—	7,015	280,039

Catherine Zhou (5)	01/24/2020							41	2,018
	03/04/2020	341,445	682,890	1,365,780	6,263	12,526	25,052	—	498,340

(1)	These grants show the potential payment for our NEOs under our formula-based Performance-Based Bonus Plan. Additional information regarding the Performance-Based Bonus Plan is discussed in the section “Compensation Discussion and Analysis - 2020 Compensation Decisions for Named Executive Officers” in this Proxy Statement. The actual payments the NEOs received are based upon the performance attained and are included in the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table” above.
(2)	Represents performance-based RSUs that cliff vest on March 4, 2023, assuming that the employee remains employed through such date. Vesting is subject to meeting pre-established performance goals over multiple performance periods with the last performance period ending on December 31, 2022. Dividends are accrued and paid at the time of vesting. Actual payout may range from zero to the maximum number of performance-based RSUs. Awards will be paid out 100% in stock in a number of shares equal to the number of performance-based RSUs vested. The target units represent the target number of performance-based RSUs granted on the grant date, and the Company’s TSR, ROA and ROE performance at the 50th percentile compared to the performance of the banks comprising the KRX for each year, representing a payout of 100%. Threshold units represent the Company’s TSR, ROA and ROE performance at the 30th percentile compared to the KRX for each year, resulting in a payout of 50% of the target number of performance-based RSUs. Maximum units represent the Company’s TSR, ROA and ROE performance at the 80th percentile and above compared to the banks comprising the KRX for each year, resulting in a payout of 200% of the target number of performance-based RSUs. The actual percentage payout would be linearly interpolated between the 30th percentile of the TSR, ROA and ROE performance (50% payout), the 50th percentile of the TSR, ROA and ROE performance (100% payout) and the 80th percentile of the TSR, ROA and ROE performance (200% payout). TSR is weighted at 25%, ROA and ROE are weighted equally at 37.5% each.
(3)	Represent RSUs granted on January 24, 2020 as part of the all employee Spirit of Ownership Program and Mr. Teo’s RSUs granted on March 4, 2020. All RSUs cliff vest three years from the date of grant.
(4)	The assumptions applied in determining the grant date fair value are the same as those set forth in footnote 1 to the “Summary Compensation Table” above.
(5)	Ms. Zhou's employment with the Company ended on November 30, 2020. All of unvested plan-based awards granted to Ms. Zhou have been forfeited.

The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2020. There were no outstanding option awards held by NEOs as of December 31, 2020. With the exception of the broad-based employee RSUs granted on February 16, 2018, February 4, 2019, and March 4, 2020, and Mr. Teo’s 2020 RSUs granted on March 4, 2020, all of the outstanding equity awards are performance-based awards with payouts that depend on the outcome of the performance criteria and the price of the Company’s common stock on the award certification date. The performance-based awards have a term of three years and will vest based on the achievement of the applicable performance criteria.

Outstanding Equity Awards at Year-End

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stocks That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Dominic Ng	02/16/2018	30	(3)	1,521	—		—
	03/08/2018	110,825	(4)	5,619,936	—		—
	02/04/2019	39	(3)	1,978	—		—
	03/06/2019	108,654	(5)	5,509,868	62,200	(5)(7)	3,154,162
	01/24/2020	41	(3)	2,079	—		—
	03/04/2020	74,916	(6)	3,798,990	150,302	(6)(7)	7,621,814

Irene H. Oh	02/16/2018	30	(3)	1,521	—		—
	03/08/2018	17,241	(4)	874,291	—		—
	02/04/2019	39	(3)	1,978	—		—
	03/06/2019	17,490	(5)	886,904	10,012	(5)(7)	507,709
	01/24/2020	41	(3)	2,079	—		—
	03/04/2020	12,487	(6)	633,216	25,051	(6)(7)	1,270,336

Douglas P. Krause	02/16/2018	30	(3)	1,521	—		—
	03/08/2018	12,315	(4)	624,494	—		—
	02/04/2019	39	(3)	1,978	—		—
	03/06/2019	17,490	(5)	886,904	7,510	(5)(7)	380,832
	01/24/2020	41	(3)	2,079	—		—
	03/04/2020	9,324	(6)	472,820	18,706	(6)(7)	948,581

Andy Yen	02/16/2018	30	(3)	1,521	—		—
	03/08/2018	5,665	(4)	287,272	—		—
	02/04/2019	39	(3)	1,978	—		—
	03/06/2019	6,559	(5)	332,604	3,755	(5)(7)	190,416
	01/24/2020	41	(3)	2,079	—		—
	03/04/2020	4,663	(6)	236,461	9,354	(6)(7)	474,341

Gary Teo	02/16/2018	30	(3)	1,521	—		—
	03/08/2018	4,439	(4)	225,102	—		—
	02/04/2019	39	(3)	1,978	—		—
	03/06/2019	5,632	(5)	285,599	—		—
	01/24/2020	41	(3)	2,079	—		—
	03/04/2020	7,015	(6)	355,731	—		—

Catherine Zhou (8)		—		—	—		—
(1)	Represents grants of performance-based RSUs. The vesting of the performance-based RSUs is subject to meeting the three-year service condition from the grant date and pre-established performance goals in each of the three years ending December 31 of the respective year. Dividends are accrued on the performance RSUs and paid at the time of vesting.

(2)	The amounts shown represent the number of shares or units shown in the column immediately to the left multiplied by the closing price on December 31, 2020 of the Company’s common stock as reported on Nasdaq, which was $50.71.
(3)	Reflects RSUs that will cliff vest three years from the date of grant, assuming that the employee remains employed through such date
(4)	This equity granted on March 8, 2018 cliff vested on March 8, 2021.
(5)	This equity RSU granted on March 6, 2019 cliff vests on March 6, 2022, assuming that the employee remains employed through such date.
(6)	This equity granted on March 4, 2020 cliff vests on March 4, 2023, assuming that the employee remains employed through such date.
(7)	Reflects the maximum potential payout, but the actual number of shares ultimately paid out may vary from the amount shown on the table, with the possibility of payout, ranging from no payout to maximum payout depending on the outcome of the performance criteria.
(8)	Ms. Zhou's employment with the Company ended on November 30, 2020. All the unvested shares granted to Ms. Zhou were forfeited. As a result of the forfeiture of Ms. Zhou’s unvested shares, she had no outstanding equity awards at year-end.

The following table summarizes, for the NEOs, the option exercises and stock awards vested during 2020. The amounts reflected below show the number of shares acquired at the time of exercise or vesting, as applicable. The amounts reported as value realized are shown on a before-tax basis.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Dominic Ng	—	—	122,102	4,936,584
Irene H. Oh	—	—	10,685	431,995
Douglas P. Krause	—	—	10,685	431,995
Andy Yen	—	—	8,700	351,741
Gary Teo	—	—	3,847	155,534
Catherine Zhou (2)	—	—	33,135	1,112,342
(1)	The amount represents the number of shares vested multiplied by the closing price of the Company’s common stock on the Nasdaq on the vesting date. It excludes any reduction in value associated with the cancellation of shares for tax withholding purposes.
(2)	Ms. Zhou's employment with the Company ended on November 30, 2020.

The following table summarizes information about NEO participation in our nonqualified Deferred Compensation Plan, which is described on page 39 above, in the “Retirement Programs and Perquisites” section. In 2020, there were no contributions made by the Company to the Deferred Compensation Plan for the benefit of any NEOs. Mr. Yen was the only NEO who participated in the Deferred Compensation Plan during 2020.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in 2020 ($) (1)	Registrant Contributions in 2020 ($)	Aggregate Earnings in 2020 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2020 ($)
Dominic Ng	—	—	—	—	—
Irene H. Oh	—	—	—	—	—
Douglas P. Krause	—	—	—	—	—
Andy Yen	88,066	—	25,964	—	867,989
Gary Teo	—	—	—	—	—
Catherine Zhou (3)	—	—	—	—	—
(1)	The amounts included in this column are included in the Summary Compensation Table for 2020 as “Salary.”
(2)	Reflects hypothetical or “notional” gains on account balances based on the NEO’s selected investments.
(3)	Ms. Zhou's employment with the Company ended on November 30, 2020.

Retirement Plans

We have two retirement plans. Our 401(k) Plan is a qualified retirement plan under the Internal Revenue Code of 1986, as amended (the “Code”), and is open to all employees of the Company and its subsidiaries with at least three months of service.

We also have a Supplemental Executive Retirement Plan (“SERP”) which was established in 2001 in order to provide supplemental retirement benefits to certain employees whose contributions to the 401(k) Plan are limited under applicable Internal Revenue Service regulations. The SERP was also intended as a retention incentive to ensure the continued employment of the officers participating in the plan. As of December 31, 2020, none of our NEOs were participants in the SERP.

As part of the life insurance contracts purchased when the SERP was established, beneficiaries of the SERP participants would be entitled to a death benefit. Although Mr. Ng and Mr. Krause are not currently participants in the SERP, each was at the time it was established in 2001 and death benefits for their beneficiaries remain in effect. As of December 31, 2020, Mr. Ng’s beneficiaries would be entitled to death benefits of $21,580,000 and Mr. Krause’s beneficiaries would be entitled to death benefits of $7,740,000 under the SERP.

Employment Agreements and Potential Payments upon Termination or Change in Control

The Bank, the Company’s principal subsidiary, has entered into employment agreements with the NEOs. This is intended to ensure that the Bank will be able to maintain a stable and competent management base.

Chief Executive Officer

The Bank entered into an employment agreement with its CEO, Mr. Ng, in June 1998 in connection with the sale of the Bank by its prior stockholders (the “Ng Employment Agreement”). The Ng Employment Agreement was reapproved by the Board and amended on March 4, 2020 to provide for a termination date of March 4, 2023. In addition to base salary and bonus to be determined annually, the employment agreement provides for, among other things, use of a Company car, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Ng’s employment for any reason other than for Cause (as defined in the Ng Employment Agreement), or in the event of Mr. Ng’s resignation from the Bank upon (i) failure to re-elect him to his current offices; (ii) a material change in functions, duties or responsibilities; (iii) a relocation of his principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank; (v) a breach of the employment agreement by the Bank; or (vi) his death or permanent disability, Mr. Ng, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement or (ii) three times the base salary currently in effect plus three times the preceding year’s bonus payable in a lump sum.

Under the assumption that Mr. Ng’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause, he would be entitled to receive severance payments totaling $7,025,637. Also, if Mr. Ng’s employment with the Company was terminated for any reason other than Cause, his outstanding and unvested stock options (if any), time-based and performance-based RSUs would become fully vested. If Mr. Ng’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause, the market value of his RSUs, which would accelerate in vesting, was $20,322,361 based on the closing price of the Company’s common stock as of that date.

Chief Financial Officer

On December 21, 2016, the Bank entered into an Executive Employment Agreement with its Chief Financial Officer, Ms. Oh (the “Oh Employment Agreement”). The Oh Employment Agreement, effective as of December 21, 2016, has an initial term of two years and is subject to annual renewal thereafter as may be agreed by the Bank’s Board of Directors and Ms. Oh. The Oh Employment Agreement was reapproved by the Board and amended on December 21, 2020 to provide for a termination date of December 21, 2021.

The Oh Employment Agreement provides that Ms. Oh will receive an annual base salary, subject to periodic review and increase, and will be eligible to participate in an annual performance-based bonus plan. However, any actual bonus for any given year will be determined and paid in accordance with the Bank’s annual bonus plan arrangements applicable to senior executives generally. Ms. Oh will also be eligible to receive annual stock grants as approved by the Board. In addition, Ms. Oh will be entitled to participate in all employee benefit plans and perquisite arrangements available to senior executives of the Bank and shall receive reimbursement of reasonable business expenses. Ms. Oh’s employment with the Bank may be terminated by the Bank with or without Cause (as defined in the Oh Employment Agreement), in the event of disability (as defined in the Oh Employment Agreement) or death.

The Bank may terminate Ms. Oh’s employment with the Bank at any time without Cause, for any reason or no reason at all, upon one month advance written notice. In addition, it shall be considered termination without Cause by the Bank if (i) Ms. Oh terminates her employment for Just Reason (as defined in the Oh Employment Agreement) or if (ii) without Ms. Oh’s consent, (a) the Oh Employment Agreement is not, whether initially or with respect to any subsequent renewal period, renewed or approved by the Bank’s Board (other than in connection with a for Cause event), and (b) within one month following the end of the then-current employment term, Ms. Oh resigns from the Bank.

In the event of termination of Ms. Oh’s employment by the Bank without Cause, and contingent upon Ms. Oh’s execution and non-revocation of a general release of claims, the Bank shall pay to Ms. Oh the following: (i) a single lump sum amount consisting of an amount equal to two times of Ms. Oh’s then annual base salary and an amount equal to the annual cash bonus payout last received by Ms. Oh; and (ii) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. Under the assumption that Ms. Oh’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause, she would be entitled to receive severance payments totaling $1,691,524.

In addition, any equity awards would continue to vest according to the grant date schedules, provided that performance RSUs will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two years after a Change of Control (as defined in the Oh Employment Agreement), any performance RSUs will be settled as follows: (i) any RSUs for which the performance period has lapsed will continue to vest based on performance unit goal achievement, and (ii) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level. The outstanding equity awards held by Ms. Oh as of December 31, 2020 are disclosed in the table on page 46 under “Outstanding Equity Awards at Year-End.”

In the event of a termination of Ms. Oh’s employment as the result of her death or due to disability, Ms. Oh or her beneficiary will be entitled to receive (i) the Accrued Obligations (as defined in the Oh Employment Agreement) and (ii) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. The Oh Employment Agreement also provides that if Ms. Oh’s employment terminates as a result of death or disability, all unvested RSUs that have been granted prior to the date of death or disability shall immediately vest. The market value on December 31, 2020 of her RSUs which would have accelerated in vesting as a result of her death or disability would have been $3,289,011.

Vice Chairman and Chief Corporate Officer

The Bank entered into an employment agreement with its Vice Chairman and Chief Corporate Officer, Mr. Krause, in 1999 (the “Krause Employment Agreement”). The Krause Employment Agreement was reapproved by the Board and amended on March 4, 2020 to provide for a termination date of March 4, 2023. In addition to base salary and bonus to be determined annually, the Krause Employment Agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Krause’s employment for any reason other than for Cause (as defined in the Krause Employment Agreement), or in the event of Mr. Krause’s resignation from the Bank upon (i) a material change in functions, duties or responsibilities; (ii) a relocation of the principal place of his employment by more than 25 miles; (iii) liquidation or dissolution of the Bank; (iv) a breach of the employment agreement by the Bank; or (v) his death or permanent disability, Mr. Krause, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement; or (ii) three times the base salary currently in effect plus three times the preceding year’s bonus payable in a lump sum.

Under the assumption that Mr. Krause’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause (as defined in the Krause Employment Agreement), he would be entitled to receive severance payments totaling $2,960,457 payable in a lump sum. Also, if Mr. Krause’s employment with the Company was terminated for any reason other than Cause, all unvested RSUs would become fully vested. If Mr. Krause’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause, the market value of his RSUs, which would have accelerated in vesting, was $2,432,806.

There is no employment contract with Mr. Krause that provides for any payments or early vesting of any stock options or any RSUs upon a change of control.

Head of International and Commercial Banking

The Bank entered into an employment agreement with its Head of International and Commercial Banking, Mr. Yen, in 2005 (the “Yen Employment Agreement”). In addition to base salary and bonus to be determined annually, the Yen Employment Agreement provides for, among other things, an automobile allowance of not less than $850 per month, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Yen’s employment for any reason other than for Cause, he will receive a severance payment of six month’s base salary. In addition, the Yen Employment Agreement provides for severance of two times current salary if he is terminated within 12 months of a change of control or if he resigns within 12 months of a change of control upon (i) reduction in his base salary, or automobile allowance; (ii) a material reduction in this duties; or (iii) a relocation of the principal place of his employment by more than 35 miles.

Under the assumption that Mr. Yen’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause, he would be entitled to receive severance payments totaling $221,850 or, in the case of a termination in relation to a change in control, as described above, $887,400.

Pursuant to the terms of our 2016 Stock Incentive Plan, in the event Mr. Yen’s employment is terminated without Cause (as defined thereunder) following a change of control, his outstanding unvested RSUs will vest and awards, for which performance cycles have yet to be completed, will vest assuming target performance is achieved. If Mr. Yen’s employment with the Company was terminated on December 31, 2020, for any reason other than Cause following a change in control, the market value of his RSUs, which would have accelerated in vesting, was $1,194,294.

Former Executive Vice President, Head of Consumer Banking and Digital Banking

On November 17, 2020, the Bank announced the resignation of Ms. Zhou as Executive Vice President, Head of Consumer Banking and Digital Banking. Ms. Zhou’s employment with the Bank ended on November 30, 2020.

In connection with her initial appointment, Ms. Zhou and the Bank entered into an employment agreement, effective October 2, 2017. Ms. Zhou’s resignation from the Bank on November 17, 2020 did not result in any additional payment or severance obligations from the Bank.

CEO to Median Employee Pay Ratio

We are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of Mr. Ng, our Chairman and CEO.

For the year ended December 31, 2020, the annual total compensation of our CEO was $6,933,775 as shown in the “Summary Compensation Table.” The annual total compensation of our median employee for 2020, excluding the CEO, was $88,662, resulting in a ratio of 78 to 1, which is a reasonable estimate calculated in a manner consistent with the applicable rules. Because there have been no significant changes to the Company’s broad-based compensation scheme nor to its employee population, which would significantly impact the compensation of the median employee, the median employee used in 2019 is being used for the 2020 CEO Pay Ratio disclosure.

In determining the median employee, we identified and included all United States-based employees of East West Bank, other than the CEO, who were employed with us as of December 31, 2020. Further, we also included all employees of East West Bank outside of the United States, who are based in Hong Kong and were employed with us as of December 31, 2020. The United States and Hong Kong-based employees represented 96% of our 3,093 total employees, excluding employees on leave of absence as of December 31, 2020. We excluded employees of East West Bank (China) Limited, our wholly owned subsidiary in China, and other employees based in China, totaling 128 or 4% of our total employees. As of December 31, 2020, the Company had 2,873 United States-based employees and 220 non-United States employees.

Our definition of “total compensation,” for purposes of determining our median employee, includes total cash compensation paid during 2020 (excluding 401(k) deferrals and overtime wages) and the grant date fair value of RSUs (or RSU equivalents) awarded in 2020. We did not annualize the compensation for any employees that were not employed by us for all of 2020 or make any full-time equivalent adjustments for part-time employees. For our non-United States employees who were included in this calculation, we used the foreign exchange rates applicable as of December 31, 2020 in order to convert their total compensation into United States dollars. After determining our median employee, we then calculated such employee’s annual total compensation, in a manner consistent with the requirements of Item 402(u), for purposes of calculating the ratio presented above.

Compensation Committee Interlocks and Insider Participation

During 2020, each of Ms. Campbell and Messrs. Liu and Sussman served as a member of the Compensation Committee. None of the members of the Compensation Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

Except as provided herein, there are no existing or proposed material transactions between the Company or the Bank and any of its executive officers, directors, or the immediate family or employees of any of the foregoing persons. During 2020, none of our executive officers served on the board of directors or as a member of the compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of the Board or the Compensation Committee.

Proposal 2: Advisory Vote to Approve Executive Compensation

Proposal Snapshot

•      What am I voting on?

Stockholders are being asked, as required by Section 14A of the Exchange Act, to approve, on an advisory basis, the compensation of the Named Executive Officers for 2020 as described in the “Compensation Discussion and Analysis” section beginning on page 26 and the Compensation Tables section beginning on page 44.

•      Voting recommendation:

FOR the advisory vote to approve executive compensation. The Compensation Committee takes very seriously its stewardship responsibility to oversee the Company’s compensation programs and values thoughtful input from stockholders. The Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board of Directors and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our NEOs, and as such, we hold our Say-on-Pay vote every year. We revisit the frequency of our Say-on-Pay votes every 6 years.

We believe that the information provided in “Compensation Discussion and Analysis” beginning on page 26 demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. The sustained success of the Company’s customer focus and bridge banking model between East and West is reflected in the following key metrics:

•	Total loans grew 10% in 2020, to a record $38.4 billion.
•	Total deposits grew 20% in 2020, to a record $44.9 billion.
•	ROA of 1.16% in 2020 was substantially above the KBW Regional Bank Peer median of 0.87% and average of 0.65%.
•	ROE of 11.17% in 2020 was substantially above the KBW Regional Bank Peer median of 7.41% and average of 5.41%.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of our Named Executive Officers as reflected in this Proxy Statement and as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the compensation discussion and analysis, the compensation tables, narratives and all related material.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee will consider the vote results when evaluating our compensation policies and practices in the future. Currently, we expect to hold an advisory vote on the compensation paid to our NEOs each year and expect that the next such vote will occur at our annual stockholder meeting in 2022.

STOCK INCENTIVE PLAN

Proposal 3: Approval of the East West Bancorp, Inc. 2021 Stock Incentive Plan

Proposal Snapshot

•      What am I voting on?

Stockholders are being asked to approve the 2021 Stock Incentive Plan, which amends, restates and renames the current 2016 Stock Incentive Plan. The 2021 Stock Incentive Plan includes the following proposed material changes to the 2016 Stock Incentive Plan:

•      An increase in the amount of shares available for grant by an additional 3,100,000 shares;

•      Adds a minimum one-year vesting period that does not apply to awards granted to non-employee directors or awards with respect to up to 5% of the minimum aggregate number of shares of common stock that may be granted;

•      Prohibits “recycling” of shares, which entails adding shares to the Plan that have been repurchased by the Company using stock option exercise proceeds;

•      Prohibits the payment of dividends or dividend equivalents on unvested or unearned awards;

•      Removes limitations and requirements pertaining to performance criteria and stockholder approval that no longer apply due to 2017 amendments to Section 162(m) of the Code.

Please refer to Appendix A for the entire proposed 2021 Stock Incentive Plan.

•      Voting recommendation:

FOR the ratification of the approval of the 2021 Stock Incentive Plan.

Overview of 2021 Stock Incentive Plan

If approved by our shareholders, the 2021 Stock Incentive Plan will amend, restate and rename the 2016 Stock Incentive Plan, which is the current version of the stock incentive plan that was initially adopted in 1998. The 2021 Stock Incentive Plan and its predecessors, the 2016 Stock Incentive Plan and the 1998 Stock Incentive Plan, may be collectively referred to herein as the “Plan.” Upon recommendation of the Compensation Committee, the Company’s Board of Directors adopted the 2021 Stock Incentive Plan on March 4, 2021, subject to stockholder approval.

The principal features of the 2021 Stock Incentive Plan are summarized below. The summary is qualified in its entirety by the text of the 2021 Stock Incentive Plan, a copy of which is attached hereto as Appendix A to this Proxy Statement. The principal change between the 2021 Stock Incentive Plan and the 2016 Stock Incentive plan is an increase of 3,100,000 in the total number of shares of common stock reserved for issuance as awards. The maximum amount that may be paid under the 2021 Stock Incentive Plan to any one participant during a calendar year under all performance awards, including any form of awards based on the specified performance criteria, will remain at 1,000,000 shares. The 2021 Stock Incentive Plan adds a minimum one-year vesting period to all grants except for those made to non-employee directors or awards with respect to up to 5% of the minimum aggregate number of shares of common stock that may be granted. In addition, the 2021 Stock Incentive Plan prohibits “recycling” of shares and the payment of dividends or dividend equivalents on unvested or unearned awards. The 2021 Stock Incentive Plan also removed certain limitations and requirements pertaining to performance criteria and stockholder approval that are inapplicable following 2017 amendments to Section 162(m) of the Code.

In determining the number of additional shares needed for new awards under the 2021 Stock Incentive Plan, we took into consideration our stock price, business performance, competitive pay-for-performance philosophy, regulatory requirements, historical experience, and expected use of equity-based awards in future years. Based on these expectations, the Board of Directors determined to increase the total number of shares of common stock reserved for issuance as awards by an additional 3,100,000 shares.

The affirmative vote of the stockholders is required for approval of the 2021 Stock Incentive Plan. If the 2021 Stock Incentive Plan is not approved by the Company’s stockholders, the 2016 Stock Incentive Plan will remain in effect without amendment. Accordingly, if the stockholders of the Company do not approve the 2021 Stock Incentive Plan, there will be no increase in the number of shares available under the 2016 Stock Incentive Plan and no change in the vesting criteria. In the last five years, the Company granted an average of 817,666 shares per year as incentive awards, and as of December 31, 2020, there are 2,767,391 available shares under the

2016 Stock Incentive Plan. Assuming a similar rate of grants over the next five years, employees may not be able to receive certain performance-based compensation if stockholder approval is not obtained.

The Board of Directors recommends that stockholders vote “FOR” approval of the 2021 Stock Incentive Plan.

The Board believes that the Company’s practice of granting equity awards has contributed substantially to the Company’s success. Since 2016, the year in which the 2016 Stock Incentive Plan was last approved by stockholders, the Company has had strong performance and growth in a challenging economy due to the valuable contributions from our employees. The sustained success of the Company is reflected in the following key metrics:

•	ROA Significantly Above Peer Group: Our ROA of 1.16% in 2020 was substantially above the KBW Regional Bank Peer median of 0.87% and average of 0.65%.
•	ROE Significantly Above Peer Group: Our ROE of 11.17% in 2020 was substantially above the KBW Regional Bank Peer median of 7.41% and average of 5.41%.
•	Record Loans: Total loans grew by 10% to a record $38.4 billion as of December 31, 2020, from $34.8 billion as of December 31, 2019.
•	Record Deposits: Total deposits grew by 20% to a record $44.9 billion as of December 31, 2020, from $37.3 billion as of December 31, 2019.

Stockholder approval of the 2021 Stock Incentive Plan will ensure the Company’s continuing ability to provide a flexible range of compensation awards, including performance-based compensation awards. An increase in the number of shares available for future grants is necessary to permit the Plan to continue to operate as intended. The additional amendments help align the Plan with current Company practice and revised regulations. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the 2021 Stock Incentive Plan.

Summary of Plan Features

The purpose of the 2021 Stock Incentive Plan is to:

•	Enable the Company and its subsidiaries to attract, retain and motivate their employees, consultants and other service providers by providing for or increasing the proprietary interests of such employees, consultants and other service providers in the Company and to align their interests with those of the Company’s stockholders; and
•	Enable the Company and its subsidiaries to attract, retain and motivate non-employee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

The Board believes that the 2021 Stock Incentive Plan and the ability to issue performance restricted stock will help the Company continue to compete for, motivate, and retain high-caliber employees and more closely link the interests of the employees and the stockholders of the Company by encouraging employees to focus on long-range objectives. All full-time employees of the Company receive annual grants of stock options or restricted stock under the Company’s Spirit of Ownership Program, and most officers of the Company have received additional grants from time to time in connection with their performance reviews in recognition of their achievements. The Company’s compensation philosophy, in compliance with guidance from our banking regulators, is shifting more towards equity-based compensation. As such, it is important for the Company to have an adequate amount of shares to carry out this initiative.

Employees, non-employee directors, consultants and other service providers of the Company or any subsidiary are eligible to receive awards under the 2021 Stock Incentive Plan. The Committee (as described in “Administration” below) will determine which individuals will be participants, the types of awards to be made to participants and the terms, conditions and limitations applicable to the awards. It is expected that all employees will be eligible to participate in the Plan.

The maximum aggregate number of shares that may be granted under the 2021 Stock Incentive Plan is limited to the remaining shares of the Company’s common stock available for grant immediately prior to stockholder approval of the 2021 Stock Incentive Plan plus an additional 3,100,000 shares of common stock, subject to adjustment for stock splits, dividends and similar events. Common stock which is subject to any unexercised or undistributed portion of any terminated, expired or forfeited award (or awards settled in cash in lieu of common stock) will become available for grant pursuant to new awards. However, shares delivered or withheld in satisfaction of the exercise price of an award or any tax withholding will not become available for grant pursuant to new awards. Stock appreciation rights to be settled in shares of common stock are counted in full against the number of shares available for award under the 2021 Stock Incentive Plan regardless of the number of shares issued upon settlement of the stock appreciation right. The Committee may make such additional rules for determining the number of shares of common stock granted under the 2021 Stock Incentive Plan as it deems necessary or appropriate. The common stock which may be issued pursuant to an award under the 2021 Stock Incentive Plan may be treasury shares or authorized but unissued shares of common stock acquired, subsequently or in anticipation of the transaction, in the open market or otherwise, or any combination of such shares.

The maximum aggregate number of shares of common stock available for grants of awards to any one non-employee director participant under the 2021 Stock Incentive Plan shall not exceed 100,000 shares per calendar year.

The 2021 Stock Incentive Plan provides for the grant of incentive stock options (“ISOs”), as defined in Section 422 of the Code, and options which do not qualify as ISOs, known as nonqualified stock options (“NSOs,” and, together with ISOs, “options”). Options granted under the 2021 Stock Incentive Plan may be accompanied by stock appreciation rights (“Tandem SARs”), and stock appreciation rights may be granted alone (“Stand Alone SARs,” and, together with Tandem SARs, “SARs”). Performance awards (“Performance Awards”) may also be granted, which Performance Awards may be contingent on the performance of the Company, a subsidiary or subsidiaries, any branch, department, business unit or portion thereof or a participant. The 2021 Stock Incentive Plan also provides for the issuance of restricted stock and other stock-based awards including, without limitation, restricted stock units. All of the foregoing grants are sometimes referred to herein as “awards,” and the recipient of any award or grant is sometimes referred to herein as a “grantee.” The participants in the 2021 Stock Incentive Plan will consist of those employees, non-employee directors, consultants or other service providers of the Company and its subsidiaries who are designated as grantees by the Compensation Committee.

The number of shares available under the 2021 Stock Incentive Plan, any outstanding awards and individual per-person limits are automatically adjusted in the event of stock dividends and similar events. In the event the shares of common stock have been affected in such a way that an adjustment of outstanding awards is appropriate in order to prevent the dilution or enlargement of rights under the awards (including, without limitation, any extraordinary distribution, dividend in partial liquidation, dividend in property other than cash, spin-off, split-off or split-up), the Compensation Committee will make appropriate equitable adjustments, which may include, without limitation, adjustments to any or all of the number and kind of shares of stock (or other securities) which may thereafter be issued in connection with such outstanding awards and adjustments to any exercise price specified in the outstanding awards.

No awards may be granted under the 2021 Stock Incentive Plan more than 10 years after the date of its approval by the Company’s stockholders.

Administration

The 2021 Stock Incentive Plan will be administered by the Compensation Committee (the “Committee”), consisting of not less than two members of the Board. Each member of the committee must be an independent director under the rules of any stock exchange on which the common stock may be listed and under any other applicable regulatory requirements, a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code.

The Committee will periodically determine the participants in the 2021 Stock Incentive Plan and the nature, amount, pricing, timing, and other terms of awards to be made to such individuals. The Committee has the power to interpret and administer the 2021 Stock Incentive Plan. All questions of interpretation, the number of shares of common stock or other securities, stock appreciation rights, or units granted, and the terms of any agreements evidencing such awards will be determined by the Committee, and its determination will be final and conclusive upon all parties in interest. Unless prohibited by applicable law or the rules of a stock exchange, the Committee may delegate responsibilities and powers under the 2021 Stock Incentive Plan to others.

Stock Options

Options which may be granted by the Committee represent a right to purchase a specified number of shares of common stock at a specified price during such period of time as the Committee determines. The exercise price per share of common stock of any option will be no less than the fair market value per share of the common stock subject to the option on the date the option is granted. Fair market value, for purposes of the 2021 Stock Incentive Plan, is the closing price per share of the Company’s common stock on Nasdaq for the date as of which fair market value is to be determined. The maximum number of shares of common stock for which options and SARs can be granted to any one employee may not exceed 1,000,0000 shares per calendar year.

An option may be exercised, in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. At the discretion of the Committee, the exercise price of the option may be paid in cash, by the tender of common stock already owned by the participant, by cash forwarded through a broker or other agent sponsored exercise or financing program, through a combination of the foregoing, or through such other means as the Committee determines are consistent with the 2021 Stock Incentive Plan’s purpose and applicable law, including the net withholding of shares of stock through relinquishment of options. No fractional shares will be issued or accepted.

For ISOs, the aggregate fair market value (determined on the date of grant) of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation will not exceed $100,000.

Subject to the foregoing and the other provisions of the 2021 Stock Incentive Plan, stock options may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as determined in its discretion by the Committee.

Stock Appreciation Rights

A SAR is a right to receive, upon surrender of the right, an amount payable in cash and/or shares of common stock under such terms and conditions as the Committee determines. A SAR may be granted in tandem with part or all of (or in addition to, or completely independent of) an option or any other award under the 2021 Stock Incentive Plan. A SAR issued in tandem with a stock option may only be granted at the time of grant of the related option. The amount payable in cash and/or shares of common stock with respect to each SAR will be equal in value to a percentage (including up to a maximum of 100%) of the amount by which the fair market value per share of common stock on the exercise date exceeds the fair market value per share of common stock on the date of grant of the SAR. The applicable percentage will be established by the Committee. The exercise price of any SAR will be no less than the fair market value per share of the common stock subject to the SAR on the date the SAR is granted. The agreement evidencing the award may state whether the amount payable is to be paid wholly in cash, wholly in shares of common stock or partly in each. If the award agreement does not state the manner of payment, the Committee will determine the manner of payment at the time of payment. The amount payable in shares of common stock, if any, is determined with reference to the fair market value per share of common stock on the date of exercise. Tandem SARs are exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the Tandem SAR, and to the extent of such exercise, the participant’s underlying option will automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

Repricing Prohibited

The 2021 Stock Incentive Plan prohibits repricing of options, SARs or other purchase rights without further stockholder approval. Repricing means the grant of a new option or SAR in return for the cancellation or exchange of an award that has a higher grant price than the new award, the amendment of an outstanding award to reduce the grant price, the cancellation or exchange of an option or SAR at a time when the grant price is greater than the fair market value of the common stock or any action that would be treated, for accounting purposes, as a repricing. The grant of a substitute award under the anti-dilution and adjustment provisions is not a repricing.

Other Terms of Options and SARs

No dividend equivalents may be granted in connection with any option or SAR. The term of any option or SAR may not exceed 10 years from the date of grant.

Unless otherwise provided in a grantee’s award agreement, the following provisions of this paragraph will apply in the case of a grantee whose employment or service is terminated. If the employment or service of a grantee is terminated for reasons other than resignation by a grantee without the consent of the Company (or Board, in the case of a non-employee director), termination for cause, disability or death, all outstanding options and SARs held by the grantee immediately prior to termination of employment will be exercisable by the grantee (but only to the extent exercisable immediately prior to termination of employment) at any time prior to the expiration date of the option or SAR or within three months following the date of termination, whichever is the shorter period.

Following the death of a grantee during employment or service or termination by reason of disability, all outstanding options or SARs of the grantee will be exercisable (whether or not so exercisable immediately prior to the death of the grantee) by the person entitled to do so under the will of the grantee, or, if the grantee fails to make testamentary disposition of the option or SAR or dies intestate, by the legal representative of the grantee, at any time prior to the expiration date of the option or SAR or within one year after the date of death of the grantee, whichever is the shorter period. Following the death of a grantee after ceasing employment or service and within a period following termination of employment or service during which an option or SAR remains exercisable, all outstanding options or SARs of the grantee will be exercisable (but only to the extent exercisable immediately prior to the death of the grantee) by the person entitled to do so under the will of the grantee or, if the grantee shall fail to make testamentary disposition of the option or SAR or dies intestate, by the legal representative of the grantee, at any time prior to the expiration date of the option or SAR or within one year after the date of death of the grantee, whichever is the shorter period.

If a grantee resigns without the consent of the Company (or Board, in the case of a non-employee director), all outstanding options and SARs will be exercisable (but only to the extent exercisable immediately prior to the termination of employment) at any time prior to the expiration date of the option or SAR or within 30 days of the date of termination, whichever is the shorter period. If the employment of a grantee is terminated by the Company for cause or if the grantee is removed from the Board for cause, all outstanding options and SARs held by the grantee will terminate as of the date of termination of employment or removal.

Restricted Stock

Restricted stock is common stock that is issued to a participant and is subject to such terms, conditions and restrictions as the Committee deems appropriate, which may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the restricted stock and the requirement of forfeiture of the restricted stock upon termination of employment or service under certain specified conditions, including the failure to achieve performance conditions. The restriction period applicable to restricted stock must, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction period, be not less than one year. The Committee may provide for the lapse of any such term or condition or waive any term or condition based on such factors or criteria as the Committee may determine, provided that the Committee will not accelerate the vesting of, or waive the restrictions with respect to, restricted stock except in the case of death, disability or involuntary termination other than for cause. Subject to such restrictions as the Committee may impose, the participant will have, with respect to awards of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the restricted stock and the right to receive any dividends on such stock.

Unless otherwise provided in an award agreement, if the grantee of restricted stock ceases to be an employee or terminates service for any reason, any outstanding shares of restricted stock held by the grantee will vest or be forfeited according to the following provisions:

•	If a grantee ceases to be an employee, consultant, other service provider or non-employee director by reason of disability, death or retirement (as defined in an award agreement), any shares of restricted stock held by the grantee at the time of disability or death will immediately vest; and

•	If a grantee ceases to be an employee, consultant, other service provider or non-employee director for any reason other than disability, death or retirement (as defined in an award agreement), any shares of restricted stock held by the grantee at the time of termination of employment will be immediately forfeited.

Restricted Stock Units

Restricted stock units are unfunded, unsecured rights to receive a share of common stock, or cash, that are subject to transfer or other restrictions as the Committee may impose. Restricted stock units are also subject to forfeiture if certain events specified by the Committee occur prior to the lapse of the restrictions. The restricted stock unit award agreement details the number of restricted stock units awarded, the restrictions imposed on the restricted stock units, the duration of those restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock units and such other terms and conditions as the Committee deems appropriate. Restricted stock units are subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock. Restricted stock units may include, in the discretion of the Committee, the right to receive dividend equivalents.

Performance Awards

Performance Awards are awards where the payment or vesting of which are contingent upon the achievement of specified levels of performance under specified “Performance Criteria” during a particular “Performance Period” by the Company, a subsidiary or subsidiaries, a branch, department, business unit or other portion thereof or the participant individually, and/or upon a comparison of such performance with the performance of a peer group of corporations or other measure selected or defined by the Committee at the time the Performance Award is granted. Performance Awards may be in the form of performance units, performance shares, performance-based options and such other forms of Performance Awards as the Committee determines. The maximum amount that may be paid in cash or in fair market value of common stock or other securities under all Performance Awards issued under the 2021 Stock Incentive Plan to any participant during a calendar year cannot exceed 1,000,000 shares, in the case of Performance Awards paid in Shares. In the case of multi-year Performance Periods, the amount which is earned in any one calendar year is the amount paid for the Performance Period divided by the number of calendar years in the period. In applying this limit, the amount of cash and the number of Shares earned by a Participant is measured as of the close of the applicable calendar year which ends the Performance Period, regardless of the fact that certification by the Committee and actual payment to the Participant may occur in a subsequent calendar year or years.

The Performance Criteria to be used in determining whether a Performance Award has been earned, the level of achievement of such Performance Criteria necessary for the Performance Award to be earned in whole or in part, and the Performance Period over which such performance will be measured will be determined by the Committee at the time a Performance Award is granted. Such Performance Criteria may be based on one or more of the following pre-established objective measures of performance during the Performance Period:

•	Total shareholder return
•	Return on shareholder equity
•	Return on assets
•	Ratio of non-performing assets to total assets
•	Earnings per share
•	Deposits
•	Demand deposits, loans
•	Commercial business loans
•	Trade finance loans
•	Non-interest income
•	Expenses
•	Stock price

The Committee may in its discretion also determine to use other objective performance measures as Performance Criteria.

Unless otherwise provided in an award agreement, the following provisions apply if the recipient of a Performance Award ceases to be an employee or terminates service for any reason prior to payment of the Performance Award:

•	If a grantee ceases to be an employee, consultant, other service provider or non-employee director by reason of disability, death or retirement (as defined in an applicable award agreement), the employee will be entitled to a pro-rata portion of the Performance Award based upon the number of whole and partial months of employment or service during the Performance

Period, contingent upon achievement of the performance goals and subject to any negative discretion retained by the Committee; and
•	If a grantee ceases to be an employee, consultant, other service provider or non-employee director for any reason other than disability, death or retirement (as defined in an applicable award agreement), any Performance Award shall be immediately forfeited.

Effect of Change in Control

Notwithstanding any other provision of the 2021 Stock Incentive Plan to the contrary, and unless the award agreement otherwise provides, in the event the employment or service of a participant is terminated by the Company and its affiliates without “cause” within three years following the occurrence of a Change in Control of the Company (as defined in Section 3(F) of the 2021 Stock Incentive Plan), (i) all options and Stand-Alone SARs which are then outstanding will become fully vested and exercisable and (ii) all restrictions with respect to shares of restricted stock and restricted stock units which are then outstanding will lapse, and such shares and units will be fully vested and non-forfeitable, (iii) the uncompleted performance periods for all Performance Awards which are then outstanding shall be deemed to be completed, and all Performance Criteria and other conditions relating to such Performance Awards shall automatically be deemed waived for the entire performance period, and the participant shall become entitled to receipt of the target number of shares of common stock subject to such awards. Further, after a Change in Control, no administrative power given the Committee can be used to affect detrimentally the rights of any grantee with respect to any award which is outstanding immediately prior to the Change in Control.

Transferability

Awards granted under the 2021 Stock Incentive Plan cannot be assigned, pledged or otherwise transferred, except by will or by the laws of descent and distribution.

Possible Anti-Takeover Effect

The provisions of the 2021 Stock Incentive Plan providing for the acceleration of the exercise date of stock options and SARs, the lapse of restrictions applicable to restricted stock and restricted stock units and the deemed achievement of Performance Criteria upon the occurrence of a termination of employment following a Change in Control, may be considered as having an anti-takeover effect.

Amendment and Termination

The Board may at any time amend, suspend or terminate the 2021 Stock Incentive Plan. The Committee may at any time alter or amend any or all award agreements under the 2021 Stock Incentive Plan to the extent permitted by law. However, no such action by the Board or by the Committee may impair the rights of participants under outstanding awards without the consent of the participants affected thereby. Further, the Board may not amend the 2021 Stock Incentive Plan to the extent that such matters must be approved by the Company’s stockholders.

Payment of Taxes

The Company may withhold applicable taxes required by law from all amounts paid to the participant in satisfaction of an award granted under the 2021 Stock Incentive Plan. This provides the authority to withhold cash, require cash payments or withhold or receive shares of common stock or property to satisfy applicable withholding obligations.

New Plan Benefits

The actual amount of awards to be received by or allocated to participants or groups under the 2021 Stock Incentive Plan is not determinable in advance because the selection of participants who receive awards, and the type and size of awards to such individuals and groups are generally determined by the Committee in its discretion. At this time, no awards have been made or promised to any directors, employees or other eligible participants. However, if adopted by our stockholders, we do not expect our equity grant practices to differ in any material respect from our current practices under the 2016 Stock Incentive Plan.

Equity Compensation Plans

The following table sets forth information as of December 31, 2020 concerning common stock issuable under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders		$	2,767,391
Equity compensation plans not approved by security holders
Total		$	2,767,391

Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the grant and exercise of awards under present law. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2021 Stock Incentive Plan participants, is general in nature and does not address the issues relating to the income tax circumstances of any individual participant. It does not address United States federal tax other than income tax and certain payroll taxes, or state, local or foreign tax laws.

Incentive Stock Options. An incentive stock option (“ISO”) is an option that meets the requirements of Section 422 of the Code. An optionee will not recognize any taxable income for federal income tax purposes upon receipt of an ISO or, generally, at the time of exercise of an ISO. The exercise of an ISO generally will result in a preference item for alternative minimum tax purposes.

If an optionee exercises an ISO and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the ISO or within one year after the exercise of the ISO), upon disposition of the shares the entire gain, if any, will be treated as a long-term capital gain, and any loss will be treated as a long-term capital loss. In the event of a “disqualifying disposition,” the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the optionee’s tax basis in the shares) will be treated as compensation received by the optionee in the year of disposition. Any additional gain will be taxable as a capital gain and any loss as a capital loss, which will be long-term or short-term depending on whether the shares were held for more than one year. Special rules apply if all or a portion of the option price is paid in the form of shares.

Neither the Company nor any of its subsidiaries will be entitled to a deduction with respect to shares received by an optionee upon exercise of an incentive stock option and not disposed of in a “disqualifying disposition.” Except as described in “Other Tax Matters” below, if an amount is treated as compensation received by an optionee because of a “disqualifying disposition,” the Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

Nonstatutory Stock Options. A nonstatutory stock option is an option that does not qualify as an ISO. An optionee will not recognize any taxable income for federal income tax purposes upon receipt of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. The optionee’s tax basis in the shares acquired on exercise of the option will generally equal the option price plus the amount of taxable income recognized on exercise. When the optionee sells the shares acquired on exercise, the optionee will realize long-term or short-term capital gain or loss, depending on whether the optionee holds the shares for more than one year before selling them. Special rules apply if all or a portion of the option price is paid in the form of shares.

Except as otherwise noted, for non-statutory stock options and awards other than ISOs, FICA taxes (Social Security, Medicare, and additional Medicare tax for high-income earners) are due when an employee recognizes compensation income.

Except as described in “Other Tax Matters” below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

Stock Appreciation Rights. An awardee will not recognize any taxable income for federal income tax purposes upon receipt of stock appreciation rights. The value of any common stock or cash received in payment of stock appreciation rights will be treated as compensation received by the awardee in the year in which the awardee receives the common stock or cash. Except as described in “Other Tax Matters” below, the Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

Restricted Stock. An awardee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, an awardee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the awardee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the awardee and will be taxable in the year the restrictions lapse. Except as described in “Other Tax Matters” below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Restricted Stock Units. An awardee will not be subject to tax upon the grant of a restricted stock unit. When restricted stock units vest and are settled for cash or shares, the awardee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company or one of its subsidiaries. At the time of settlement, FICA taxes will also be due with respect to an employee’s award, though in some cases, FICA taxes may be due earlier, at the time of vesting, rather than at the time of settlement. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is treated as capital gain or loss. If any dividend equivalent amounts are paid to the grantee, they will be includible in the grantee’s income as additional compensation (and not as dividend income). Except as described in “Other Tax Matters” below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Performance Awards. An awardee who receives a performance award will not recognize any taxable income for federal income tax purposes upon receipt of the award. The awardee will recognize taxable income, however, when cash or shares of common stock are released or paid to the awardee, and the amount of such income will be the amount of the cash and/or the fair market value at such time of the release or payment of shares (if, in the case of performance share awards, the awardee does not make a Section 83(b) election upon the receipt of the performance shares, in which case the awardee would recognize compensation income on the date of the award). The tax basis of any such shares received by the awardee pursuant to a performance award should be equal to the amount includable in the participant’s gross income as compensation in respect of such shares. Except as described in “Other Tax Matters” below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Other Tax Matters. If a change in control causes awards under the 2021 Stock Incentive Plan to accelerate vesting or is deemed to result in the attainment of performance criteria, an awardee could, in some cases, be considered to have received “excess parachute payments,” which may result in (i) a 20% federal excise tax (in addition to federal and employment income tax) to the awardee and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above. Additionally, Section 162(m) of the Code limits deductions by the Company and its subsidiaries for compensation in excess of $1,000,000 paid to certain covered employees. If an award is treated as “nonqualified deferred compensation” and the award does not comply with or is not exempt from Section 409A of the Code, Section 409A may impose additional taxes, interest and penalties on the participant. Awards to be made under the 2021 Stock Incentive Plan are intended to either be exempt from or comply with Section 409A of the Code to avoid such additional taxes, interest and penalties. In no event shall the Company or its subsidiaries be liable to an awardee on account of an award's failure to qualify for favorable United States or foreign tax treatment or avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

Vote Required for Approval

Approval of the adoption of the 2021 Stock Incentive Plan requires the affirmative vote of a majority of the outstanding shares of stock present in person or by proxy and entitled to vote at the meeting.

RATIFICATION OF AUDITORS

Proposal 4: Ratification of Auditors

Proposal Snapshot

•      What am I voting on?

Stockholders are being asked to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection of the independent registered public accounting firm to our stockholders for ratification. If the stockholders should not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

•      Voting recommendation:

FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

KPMG LLP has been approved by the Audit Committee of the Company to be the independent registered public accounting firm of the Company for the 2021 year. The stockholders are being asked to ratify the selection of KPMG LLP. KPMG LLP has served as our independent registered public accounting firm since 2009. If the stockholders do not ratify such selection by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its selection. Under applicable SEC regulations, the selection of the independent registered public accounting firm is solely the responsibility of the Audit Committee.

Representatives from the firm of KPMG LLP will be present at the Annual Meeting to respond to stockholders’ questions and will be given the opportunity to make a statement if they desire to do so.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

The following is a description of the fees earned by KPMG LLP for services rendered to the Company for the years ended December 31, 2020 and December 31, 2019.

	2020	2019
Audit Fees(1)	$2,751,052	$3,381,506
Audit-Related Fees(2)	168,224	35,142
Tax Fees(3)	13,201	7,660
All Other Fees	—	—
	$2,932,477	$3,424,308

(1)	Audit fees relate to the integrated audit of the Company’s consolidated financial statements, internal control over financial reporting, the review of the Company’s interim consolidated financial statements, and other audits provided in connection with regulatory filings provided by KPMG LLP. Also includes statutory audit for East West Bank (China) Limited provided by KPMG China.
(2)	Audit-related fees consist of fees for certain professional services provided by KPMG Hong Kong in connection with the review of regulatory filings for East West Bank’s Hong Kong branch, and professional services provided by KPMG China to East West Bank (China) Limited for a gap analysis of new accounting standards.
(3)	Includes tax compliance fees for East West Bank (China) Limited provided by KPMG China and other tax consulting services provided by KPMG LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Exchange Act, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5% of the total fees we pay to our independent registered public accounting firm during the year in which the services were provided. All of the services listed above for 2020 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures below.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

Audit Committee Report

The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.

The Audit Committee operates pursuant to a written charter most recently adopted by the Company’s Board on March 29, 2021. The Company’s Audit Committee Charter is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Committee Charting. The Audit Committee held four meetings during the year ended December 31, 2020. These meetings were attended by all members of the Audit Committee. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent registered public accounting firm.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.

Based on this evaluation, the Audit Committee has retained KPMG LLP as the Company’s independent registered public accounting firm for the year 2021. The members of the Audit Committee and the Board believe that, due to KPMG LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of KPMG LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.

In performing its function, the Audit Committee has among other tasks:

•	Reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2020 with management and with the independent registered public accounting firm;
•	Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as other matters including the scope of the audit, the Company’s significant accounting policies, new accounting pronouncements and the critical audit matter addressed during the audit; and
•	Received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

THE AUDIT COMMITTEE

Lester Sussman, Chairman
Molly Campbell
Rudolph I. Estrada
Paul H. Irving

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table presents the beneficial ownership of the Company’s common stock as of March 30, 2021, by (i) each person or entity known to the Company to beneficially own more than 5% of the outstanding common stock (or have the right to acquire within 60 days), (ii) the directors and director nominees, (iii) Named Executive Officers, and (iv) all directors and executives, as a group:

Name and Address of Beneficial Owner	Common Stock Number of Shares Beneficially Owned	Percent of Class
5% Holders
The Vanguard Group, Inc. (1)	13,135,116	9.28%
100 Vanguard Boulevard
Malvern, PA 19355
Capital International Investors (2)	12,319,426	8.7%
333 South Hope Street, 55th Fl
Los Angeles, CA 90071
BlackRock, Inc. (3)	11,672,251	8.2%
55 East 52nd Street
New York, NY 10055
Aristotle Capital Management, LLC (4)	10,748,134	7.59%
11100 Santa Monica Blvd., Suite 1700
Los Angeles, California 90025
Directors and Named Executive Officers (5)
Molly Campbell	11,082	*
Iris S. Chan	29,756	*
Archana Deskus	4,717	*
Rudolph I. Estrada(6)	17,538	*
Paul H. Irving	33,092	*
Douglas P. Krause	69,925	*
Jack C. Liu	19,130	*
Dominic Ng (7)	730,272	*
Irene H. Oh	79,752	*
Lester M. Sussman	16,501	*
Gary Teo	3,038	*
Andy Yen	65,684	*
Catherine Zhou (8)	19,218	*
All Directors and Executive Officers, as a group (13 persons)	1,099,705	*

*  Less than 1%.

(1)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2021. According to the Schedule 13G/A, Vanguard Group, Inc. has shared voting power with respect to 94,180 shares, sole dispositive power with respect to 12,924,985 shares and shared dispositive power with respect to 210,131 shares of the Company’s common stock.
(2)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G filed by Capital International Investors on February 16, 2021. According to the Schedule 13G, Capital International Investors has sole voting power with respect to 12,319,426 shares and sole dispositive power with respect to 12,319,426 shares of the Company’s common stock.
(3)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 11,172,661 shares and sole dispositive power with respect to 11,672,251 shares of the Company’s common stock.
(4)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G filed by Aristotle Capital Management, LLC on February 2, 2021. According to the Schedule 13G, Aristotle Capital Management, LLC has sole voting power with respect to 8,484,094 shares and sole dispositive power with respect to 10,748,134 shares of the Company’s common stock.
(5)	Excludes time-based or performance-based restricted stock units (“RSUs”) that were not vested as of March 30, 2021. There were no time-based or performance-based RSUs that are expected to vest within 60 days from March 30, 2021.
(6)	257 of these shares are held in three trusts, for the benefit of family members, for which Mr. Estrada has voting and investment power.
(7)	53,000 of these shares are held in two trusts, for the benefit of family members, for which Mr. Ng has voting and investment power.
(8)	Represents shares of the Company’s common stock beneficially owned as of November 30, 2020, when Ms. Zhou's employment with the Company ended.

OTHER INFORMATION

Voting Information and Questions You May Have

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully.

What matters am I voting on?

You will be voting on:

•	The election of eight directors to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;
•	A non-binding advisory vote to approve the compensation paid to our Named Executive Officers for 2020, as described in this Proxy Statement;
•	The approval of the East West Bancorp, Inc. 2021 Stock Incentive Plan, as amended, restated and renamed;
•	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
•	Any other business that may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the election of the nominees as directors;
•	FOR the approval, on a non-binding, advisory basis, of the compensation paid to our Named Executive Officers for 2020;
•	FOR the approval of the East West Bancorp, Inc. 2021 Stock Incentive Plan;
•	FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 30, 2021 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 141,842,574 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

•	Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this Proxy Statement was provided to you directly by us. As the stockholder of record, you have the right to delegate your voting directly to the individuals listed on the Proxy or to vote in person at the virtual Annual Meeting.
•	Beneficial Owner: Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and this Proxy Statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy giving you the right to vote your shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	Instruct the proxy holder or holders on how to vote your shares by using the internet voting site at www.envisionreports.com/EWBC or the toll-free telephone number 1-800-652-VOTE (8683), 24-hours a day, seven days a week, until 2:00 p.m. Pacific Time on May 27, 2021 (have your Proxy in hand when you visit the website or call);
•	Instruct the proxy holder or holders on how to vote your shares by completing and mailing your Proxy to the address indicated on your Proxy (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or
•	Vote by ballot at the virtual Annual Meeting.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate the various methods by which you may vote, including whether internet or telephone voting is available.

•	Brokerage firms and other intermediaries holding shares in street name for their customers are generally required to vote those shares in the manner directed by their customers. A “Broker Non-Vote” occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.
•	The only “routine” matter to be decided at the Annual Meeting is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal 4).
•	Absent timely direction from you, your broker will not have discretion to vote on the other matters submitted for a vote at the Annual Meeting, which are the election of directors, the non-binding advisory vote to approve our executive compensation for 2020, and approval of the 2021 Stock Incentive Plan, as they are “non-routine” matters.

Can I change or revoke my vote?

Yes. Subject to any rules that your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are stockholder of record, you may change your vote by:

•	Entering a new vote via internet or telephone by 2:00 p.m. Pacific Time on May 27, 2021; or
•	Returning a later-dated Proxy which must be received by the time of the Annual Meeting; or
•	Completing a ballot in person via webcast at the virtual Annual Meeting.

If you are a stockholder of record, you may revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. The written notice of revocation may be hand delivered to the Company’s Corporate Secretary or mailed to and received by East West Bancorp at 135 N. Los Robles Ave., 7th Floor, Pasadena, California 91101, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

•	Submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by your broker, bank or other nominee; or
•	Completing a ballot at the virtual Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. We have retained Georgeson LLC to assist in the distribution and solicitation of proxies. Georgeson LLC may solicit proxies by personal interview, telephone, fax, mail and email. We expect that the fee for these services will not exceed $12,000, plus reimbursement of customary out-of-pocket expenses. The persons named in the Proxy have been designated as proxy holders. When Proxies are properly dated, executed and returned, the shares represented by those Proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matter not described in the Proxy Statement is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy.

How many votes are needed for approval of each matter?

•	Proposal 1 — Election of Directors: The Company’s Amended and Restated Bylaws (“Bylaws”) provide for majority voting in uncontested director elections and plurality voting in contested director elections. Because this election is uncontested, each director nominee must be elected by a vote of the majority of the votes cast. Under our Bylaws, a majority of the votes cast means the number of votes cast “For” a nominee’s election exceeds the number of votes cast “Against” or “Withheld” for that nominee. You may vote “For,” “Against,” or to “Abstain” with respect to each director nominee. Abstentions and Broker Non-Votes, if any, will have no effect on the outcome of this proposal.

•	Proposal 2 — Advisory Vote to Approve Executive Compensation: The non-binding advisory vote to approve the compensation paid to our Named Executive Officers in 2020 must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as votes “Against” this proposal. Broker Non-Votes, if any, will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board.

•	Proposal 3 – Approval of the East West Bancorp, Inc. 2021 Stock Incentive Plan: The approval of the 2021 Stock Incentive Plan must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the virtual Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker Non-Votes, if any, will have no effect on the outcome of this Proposal.

•	Proposal 4 — Ratification of Auditors: The ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021 must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the virtual Annual Meeting and entitled to vote. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker Non-Votes, if any, will have no effect on the outcome of this Proposal. We do not expect to receive Broker Non-Votes for this Proposal as brokers, banks and other nominees will have discretionary authority to vote shares for which street name stockholders do not provide voting instructions.

Are there any other matters presented for action at the Annual Meeting?

The enclosed Proxy confers discretionary authority with respect to matters incident to the Annual Meeting and any other proposals of which management did not have notice at least 45 days prior to the date on which the Company mailed its proxy material for last year’s annual meeting of stockholders. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted by the Proxy holders in accordance with the recommendations of the Board.

What happens if a director nominee does not receive a majority vote?

In an uncontested election, any director nominee who receives a greater number of “Against” votes than votes “For” the nominee’s election shall immediately tender to the Board his or her offer to resign from the Board. The Board, after taking into consideration the recommendation of the Nominating/Corporate Governance Committee, will determine whether or not to accept the resignation of any nominee for director who receives a greater number of “Against” votes than votes “For” the nominee’s election. In the event of a contested election, the director nominees who receive the largest number of votes cast “For” their election will be elected as directors.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

Abstentions and Broker Non-Votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

How are proxies solicited for the Annual Meeting? Who pays for the solicitation?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. Although there is no formal agreement to do so, we may reimburse brokers, banks and other nominees for their reasonable expense in forwarding these proxy materials to their principals. Proxies will be solicited principally through the mail, however, our directors, officers and employees may also solicit proxies personally, by telephone or via the internet. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

Is my vote confidential?

Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Important notice regarding availability of proxy materials for the Annual Meeting to be held on May 27, 2021

Pursuant to the SEC rules related to the availability of proxy materials, the Company has made its Proxy Statement and Annual Report on Form 10-K available at www.envisionreports.com/EWBC.

What are the procedures for attending and participating at the Annual Meeting?

The Annual Meeting will be held virtually via a live audio webcast at www.meetingcenter.io/253538535. The password for the meeting is EWBC2021.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually. Please follow the instructions on the notice or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting. To register to attend the Annual Meeting, you must submit proof of your proxy power (legal proxy) reflecting your East West Bancorp, Inc. holdings along with your name and email address to Computershare at legalproxy@computershare.com or by mail to P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 20, 2021.

The Annual Meeting will include a question and answer session. Questions may be submitted during the Annual Meeting through the virtual meeting website, www.meetingcenter.io/253538535. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional topics.

We encourage shareholders to log in to the virtual meeting website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 2:00 p.m. (Pacific) start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.meetingcenter.io/253538535.

Whether or not you choose to participate in the Annual Meeting, it is important that your shares be part of the voting process. In addition, even if you plan to attend the Annual Meeting, we encourage you to return your proxy card or provide your bank, broker or other institution with voting instructions, before the Annual Meeting in order to ensure that your shares are represented.

I share an address with another stockholder, and we received multiple copies of the proxy materials. How can we obtain a single copy of the proxy materials?

Stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy in the future. To receive a single copy of the proxy materials, stockholders may contact us at:

East West Bancorp, Inc.

Attention: Investor Relations

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

Stockholders who hold shares in street name may contact their broker, bank, or other nominee to request information about “householding” (providing one copy of this Proxy Statement for all stockholders residing at one address).

In some cases, stockholders who hold their shares in street name and who share the same surname and address may receive only one copy of the proxy materials. If you would like to have a separate copy of the proxy materials mailed to you or receive separate copies of future mailings, please submit your request to your broker, bank or other nominee. We will deliver such additional copies promptly upon receipt of such request.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in the Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K after final results become available.

Proposals of Stockholders

Proposals of stockholders intended to be included in the proxy materials for the 2022 annual meeting of stockholders must be received by the Secretary of East West Bancorp, Inc. at 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101 by December 16, 2021 (120 calendar days prior to the anniversary of this year’s April 15, 2021 mailing date).

Under Rule 14a-8 adopted by the SEC under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the Proxy Statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and by the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2022 annual meeting of stockholders is March 1, 2022 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal without discussion when and if the proposal is raised at the 2022 annual meeting of stockholders.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the Annual Meeting. The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

Annual Report on Form 10-K

Our financial statements for the year ended December 31, 2020 are included in our Annual Report on Form 10-K, which was filed with the SEC and which we will make available to stockholders at the same time as this Proxy Statement. Our annual report and this Proxy Statement are posted on our website at www.eastwestbank.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report and any exhibits thereto without charge by sending a written request to Investor Relations, East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101. The Company’s Annual Report on Form 10-K will be mailed to all stockholders. The Annual Report on Form 10-K includes financial statements required to be filed with the SEC pursuant to the Exchange Act for the year ended December 31, 2020, and the report thereon of KPMG LLP, the Company’s independent registered public accounting firm.

Other Business

Management knows of no business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the Proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board and authority to do so is included in the Proxy.

EAST WEST BANCORP, INC.

LISA L. KIM
Corporate Secretary
Pasadena, California
April 3, 2021

APPENDIX A

EAST WEST BANCORP, INC.
2021 STOCK INCENTIVE PLAN
(As Amended and Restated through April 12, 2021)

Section 1. PURPOSE OF PLAN

This East West Bancorp, Inc. 2021 Stock Incentive Plan (the “Plan”) was established under the name 2016 Stock Incentive Plan (“2016 Plan”). The 2016 Plan hereby is amended, restated, and renamed as set forth herein, effective upon and subject to the approval of the stockholders of East West Bancorp, Inc., a Delaware corporation (the “Company”). The purpose of this Plan is to enable the Company and its subsidiaries to attract, retain and motivate their employees, consultants and other service providers by providing for or increasing the proprietary interests of such employees, consultants and other service providers in the Company, and to enable the Company and its subsidiaries to attract, retain and motivate nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

Section 2. PERSONS ELIGIBLE UNDER PLAN

Each of the following persons (each, a “Participant”) shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder: (1) any employee of the Company or any of its subsidiaries, including any director who is also such an employee, (2) any director of the Company or any of its subsidiaries who is not also an employee of the Company or any of its subsidiaries (a “Non-employee Director”) and (3) any consultant or other service provider of the Company or any of its subsidiaries.

Section 3. AWARDS

(A) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock of the Company (“Common Shares”) or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

(B) Awards may include, without limitation, sales or bonuses of stock, restricted stock, restricted stock units, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative; provided that Non-Qualified Stock Options may not be granted in tandem with Incentive Stock Options, as such terms are hereinafter defined. Dividend equivalents may not be issued in connection with stock options or stock appreciation rights. For other types of Awards, dividends or dividend equivalents may be accumulated on Awards granted but may not be paid or settled until the underlying Awards have been earned or vested.

(C) Awards may be issued, and Common Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

(D) In the discretion of the Committee, Common Shares or other types of Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Company or an affiliate to eligible employees, consultants, other service providers and Non-employee Directors under, other compensation or incentive plans, programs or arrangements of the Company or an affiliate. The restriction period (minimum vesting period) applicable to Awards granted shall not be less than one year, provided that such minimum vesting period will not apply to (A) Awards granted to Non-employee Directors or (B) Awards with respect to up to five percent (5%) of the maximum aggregate number of Common Shares which may be granted pursuant to the Plan. The minimum vesting provisions contained within the Plan may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.

(E) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

(i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, in whole or in part, by any one or more of the following:

(a) the delivery of cash, including cash forwarded through a broker or other agent sponsored exercise or financing program;

(b) the delivery of other property deemed acceptable by the Committee; or

(c) the delivery of previously owned shares of capital stock of the Company or other property or the net withholding of Common Shares issuable or through relinquishment of stock options.

(ii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (an “Incentive Stock Option” qualified under the “Code”); provided, however, that no Award issued to any non-employee or any Non-employee Director may qualify as an Incentive Stock Option.

(F) For the purposes of the Plan, “Change of Control” shall mean the first to occur of the following events:

(i)       any date upon which the directors of the Company who were last nominated by the Board of Directors (the “Board”) for election as directors cease to constitute a majority of the directors of the Company, excluding any directors who were nominated by those that became directors as a result of a contested director election (proxy contest);

(ii)       the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Exchange Act of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company representing over 50% of the voting power of the Company (an “over 50% Stockholder”); provided, however, that the terms “person” and “entity,” as used in this clause (II), shall not include (1) the Company or any of its subsidiaries, (2) any employee benefit plan of the Company or any of its subsidiaries, (3) any entity holding voting securities of the Company for or pursuant to the terms of any such plan or (4) any person or entity who was an over 50% Stockholder on the date of adoption of the Plan by the Board; or

(iii)       a reorganization, merger or consolidation of the Company (other than a reorganization, merger or consolidation the purpose of which is (A) to change the Company’s domicile solely within the United States or (B) the formation of a holding company in which the shareholders of the holding company after its formation are substantially the same as for the Company prior to the holding company formation), the consummation of which results in the outstanding securities of any class then subject to Awards being exchanged for or converted into cash, property or a different kind of securities.

(G) The Committee will have the authority to accelerate the vesting of any Award previously granted under this Plan in the case of death or disability.

(H) Notwithstanding anything to the contrary contained in this Section 3, neither an Award nor any interest therein may be sold, assigned, transferred, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution.

(I) All certificates evidencing Awards or Common Shares issued pursuant thereto shall bear any legend determined by the Board or the Committee to be necessary or appropriate.

3.1 Stock Options

A stock option is a right to purchase a specified number of Common Shares at a specified price during such specified time as the Committee shall determine.

(a) Stock options granted may be either Incentive Stock Options or of a type that does not comply with such Code requirements (“Non-Qualified Stock Options”). The requirements imposed by the Code and the regulations thereunder for qualification as an Incentive Stock Option, whether or not specified in this Plan, shall be deemed incorporated within any Award agreement pertaining to an Incentive Stock Option.

(b) The exercise price per Common Share of any stock option shall be no less than the Fair Market Value per Share subject to the stock option on the date the stock option is granted, except that in the case of an Incentive Stock Option granted to an employee who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary (a “Ten Percent Employee”), the exercise price per Common Share shall not be less than one hundred ten percent (110%) of such Fair Market Value per Common Share on the date the Incentive Stock Option is granted.

“Fair Market Value” means, as of any date of determination, the most recent closing price per share of the Common Shares as published in The Wall Street Journal unless otherwise determined by the Committee.

(c) The term of any stock option shall not be greater than ten years from its date of grant, except that in the case of an Incentive Stock Option granted to a Ten Percent Employee, such term shall not be greater than five years.

(d) A stock option may be exercised, in whole or in part, by giving written notice of exercise to the Company, specifying the number of Common Shares to be purchased, and the stock option may be subject to performance conditions and other terms as the Committee may determine from time to time, consistent with the Plan.

(e) Notwithstanding any other provision contained in the Plan or in any Award agreement, but subject to the possible exercise of the Committee’s discretion contemplated in the last sentence of this Section 3.1(e), the aggregate Fair Market Value on the date of grant, of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000, or such other or successor limit imposed by the Code. If the date on which one or more of such Incentive Stock Options could first be exercised would be accelerated pursuant to any provision of the Plan or any Award agreement, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such Incentive Stock Options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event, the exercise dates of the Incentive Stock Options with the lowest option prices shall be accelerated to the earliest such dates. The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more Incentive Stock Options even if such acceleration would violate the $100,000 restriction set forth in the first sentence of this paragraph and even if such Incentive Stock Options are thereby converted in whole or in part to Non-Qualified Stock Options.

(f) Unless otherwise provided in an Award agreement, if the recipient of a stock option ceases to be an employee, consultant, other service provider or Non-employee Director of the Company and its subsidiaries for any reason, any outstanding stock options held by the optionee shall be exercisable according to the following provisions and shall otherwise terminate:

(i) If an optionee ceases to be an employee, consultant, other service provider or Non-employee Director for any reason other than resignation without the consent of the Company (or the Board, in the case of a Non-employee Director), termination for cause, disability or death, any then outstanding stock option held by such optionee which is exercisable by the optionee immediately prior to termination shall be exercisable by the optionee at any time prior to the expiration date of such stock option or within three months after the date the optionee terminates service, whichever is the shorter period;

(ii) If the optionee is terminated from employment or removed from the Board for cause, any outstanding stock option held by the optionee, whether or not exercisable immediately prior to termination, shall terminate as of the date of termination or removal;

(iii) If an optionee resigns without the consent of the Company (or the Board in the case of a Non-employee Director), any then outstanding stock option held by such optionee which is exercisable by the optionee immediately prior to termination shall be exercisable by the optionee at any time prior to the expiration date of such stock option or within thirty days after the date the optionee terminates service, whichever is the shorter period;

(iv) Following the death of an optionee during employment or service with the Company or a subsidiary or termination by reason of disability, any outstanding stock option held by the optionee at the time of death or termination of service (whether or not exercisable by the optionee immediately prior to death or termination of service) shall be exercisable by the optionee or person entitled to do so under the will of the optionee, or, if the optionee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the optionee at any time prior to the expiration date of such stock option or within one year after the date of death or termination of service, whichever is the shorter period; and

(v) Following the death of an optionee after ceasing to be an employee, consultant, other service provider or Non-employee Director and during a period when a stock option is exercisable, any outstanding stock option held by the optionee at the time of death shall be exercisable by such person entitled to do so under the will of the optionee or by such legal representative (but only to the extent the stock option was exercisable by the optionee immediately prior to the death of the optionee) within one year after the date of death, but not later than the expiration date of such stock option.

(g) Except as provided in Section 7, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel or replace outstanding stock options or stock appreciation rights in exchange for cash, other Awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

3.2 Stock Appreciation Rights

A stock appreciation right is a right to receive, upon surrender of the right, an amount payable in cash and/or Common Shares under such terms and conditions as the Committee shall determine.

(a) A stock appreciation right may be granted in tandem with part or all of (or in addition to, or completely independent of) a stock option or any other Award under this Plan. A stock appreciation right issued in tandem with a stock option may only be granted at the time of grant of the related stock option.

(b) The amount payable in cash and/or Common Shares with respect to each right shall be equal in value to a percentage (including up to a maximum of 100%) of the amount by which the Fair Market Value per Common Share on the exercise date exceeds the Fair Market Value per Common Share on the date of grant of the stock appreciation right. The applicable percentage shall be established by the Committee. The exercise price for a stock appreciation right shall be no less than the Fair Market Value per Common Share subject to the stock appreciation right on the date the stock appreciation right is granted. The Award agreement may state whether the amount payable is to be paid wholly in cash, wholly in Common Shares or partly in each; if the Award agreement does not so state the manner of payment, the Committee shall determine such manner of payment at the time of payment. The amount payable in Common Shares, if any, is determined with reference to the Fair Market Value per Common Share on the date of exercise. The term of a stock appreciation right shall not be greater than ten years from its date of grant.

(c) Stock appreciation rights issued in tandem with stock options shall be exercisable only to the extent that the stock options to which they relate are exercisable. Upon exercise of the tandem stock appreciation right, and to the extent of such exercise, the Participant’s underlying stock option shall automatically terminate. Similarly, upon the exercise of the tandem stock option, and to the extent of such exercise, the Participant’s related stock appreciation right shall automatically terminate.

(d) Notwithstanding any other provision of this Plan to the contrary, with respect to a stock appreciation right granted in connection with an Incentive Stock Option: (i) the stock appreciation right will expire no later than the expiration of the underlying Incentive Stock Option; (ii) the value of the payout with respect to the stock appreciation right may be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Common Shares subject to the underlying Incentive Stock Option at the time the stock appreciation right is exercised; and (iii) the stock appreciation right may be exercised only when the Fair Market Value of the Common Shares subject to the Incentive Stock Option exceeds the per Common Share exercise price of the Incentive Stock Option.

(e) Unless otherwise provided in an Award agreement, the post termination provisions of Section 3.1(f) shall also apply to stock appreciation rights.

3.3 Restricted Stock

(a) Restricted stock is stock that is issued to a Participant and is subject to such terms, conditions and restrictions as the Committee deems appropriate, which may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the restricted stock and the requirement of forfeiture of the restricted stock upon termination of service under certain specified conditions and/or the failure to achieve performance conditions, including conditions relating to the Performance Criteria, as hereinafter defined. The Committee may provide for the lapse of any such term or condition or waive any term or condition based on such factors or criteria as the Committee may determine; provided, however, except in the case of death, disability or involuntary termination other than for cause, the Committee will not accelerate the vesting of, or waive the restrictions with respect to, restricted stock. Subject to the restrictions stated in this Section 3.3 and in the applicable Award agreement, the Participant shall have, with respect to Awards of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the restricted stock and the right to receive any cash dividends on such Common Shares. Unless otherwise determined by the Committee, dividends or other distributions on restricted stock which are paid in Common Shares or other securities or property shall be held subject to the same terms, conditions and restrictions as the restricted stock on which they are paid.

(b) Unless otherwise provided in an Award agreement, if the recipient of restricted stock ceases to be an employee, consultant, other service provider or Non-employee Director of the Company and its subsidiaries for any reason, any outstanding shares of restricted stock held by the awardee shall vest or be forfeited according to the following provisions:

(i) If an awardee ceases to be an employee, consultant, other service provider or Non-employee Director by reason of death, disability or retirement (as defined in an Award agreement), any shares of restricted stock held by the awardee at the time of termination of service shall immediately vest;

(ii) If an awardee ceases to be an employee, consultant, other service provider or Non-employee Director for any reason other than death, disability or retirement (as defined in an Award agreement), any shares of restricted stock held by the awardee at the time of termination of service shall be immediately forfeited.

3.4 Performance Awards

(a) Performance awards may be granted under this Plan from time to time based on such terms and conditions as the Committee deems appropriate; provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. Performance awards are Awards the payment or vesting of which is contingent upon the achievement of specified levels of performance under specified Performance Criteria, as hereinafter defined, or other performance criteria specified by the Committee, during a specified performance period by the Company, a subsidiary or subsidiaries, any branch, department, business unit or other portion thereof or the Participant individually, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected or defined by the Committee at the time the performance award is granted. Performance awards may be in the form of performance units, performance shares, performance-based options pursuant to Section 3.1 and such other forms of performance awards as the Committee shall determine. The performance period applicable to performance awards shall be no less than one year, except in the case of earlier termination due to death, disability, retirement or Change of Control.

(b) Following completion of the applicable performance period, and prior to any payment of a performance award to the Participant, the Committee shall determine in accordance with the terms of the performance award and shall certify in writing whether the applicable performance goal or goals were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance, subject to any negative discretion retained by the Committee. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification. Performance awards are not intended to provide for the deferral of compensation, such that, unless a deferred election or arrangement is otherwise offered consistent with Section 409A of the Code, payment of performance awards shall be paid within two and one-half months following the end of the calendar year in which vesting occurs or such other time period if and to the extent as may be required to avoid characterization of such Awards as deferred compensation.

(c) Unless otherwise provided in an Award agreement, the following provisions shall apply if the recipient of a performance award ceases to be an employee, consultant, other service provider or Non-employee Director of the Company and its Participating subsidiaries for any reason prior to payment of the performance award:

(i) If an awardee ceases to be an employee, consultant, other service provider or Non-employee Director by reason of disability, death or retirement (as defined in an Award agreement) during the performance period, the awardee will be entitled to a pro-rata portion of the performance award based upon the number of whole and partial months of service during the performance period, contingent upon achievement of the performance goals and subject to any negative discretion retained by the Committee;

(ii) If an awardee ceases to be an employee, consultant, other service provider or Non-employee Director for any reason other than disability, death or retirement (as defined in an Award agreement) during the performance period, any performance award shall be immediately forfeited.

3.5 Other Awards

The Committee may from time to time grant Common Shares, other Share-based and non-Share-based Awards under the Plan (singly, in tandem or in combination with other Awards), including without limitation those Awards pursuant to which Common Shares are or may in the future be acquired, Awards denominated in Common Share units (including, without limitation, restricted stock units), securities convertible into Common Shares, phantom securities, dividend equivalents and cash. The Committee shall determine the terms and conditions of such other Common Shares, Share-based and non-Share-based Awards, provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. Other Awards are not intended to provide for the deferral of compensation, such that, unless a deferred election or arrangement is otherwise offered consistent with Section 409A of the Code, payment of other Awards shall be paid within two and one-half months following the end of the calendar year in which vesting occurs or such other time period if and to the extent as may be required to avoid characterization of such Awards as deferred compensation.

Section 4. STOCK SUBJECT TO PLAN; LIMITATIONS

(A) Subject to the adjustment provisions of Section 7 hereof, the maximum aggregate number of Common Shares which may be granted pursuant to the Plan is the sum of (i) the number of Shares available under the Plan immediately prior to shareholder approval of this Plan (as of December 31, 2020, there were 2,767,391 Common Shares available, subject to the counting, adjustment and substitution provisions of the Plan) and (ii) 3,100,000 Shares, all of which may be issued as Incentive Stock Options. In the case of a cash-denominated Award to be settled in shares (such that the maximum number of shares issuable cannot be determined at the date of the grant), this limitation will apply to the Awards at grant by deeming the Award to cover the number of shares having a then Fair Market Value equal to the maximum cash amount earnable under the Award. The foregoing shall be subject to adjustment as provided in Section 7 hereof. All awards issued under the Plan, regardless of type, shall count as one share against the aggregate number of Common Shares issuable hereunder.

(B) Any Common Shares which are subject to any unexercised or undistributed portion of any terminated, expired or forfeited Award (or Awards settled in cash in lieu of Common Shares) shall become available for grant pursuant to new Awards. If the exercise price of an Award is paid by delivering to the Company Common Shares previously owned by the Participant or if Common Shares are delivered or withheld for purposes of satisfying a tax withholding obligation, the number of Common Shares covered by the Award equal to the number of Common Shares so delivered or withheld shall, however, be counted against the number of Common Shares granted and shall not again be available for Awards under the Plan. Shares repurchased by the Company using stock option exercise proceeds shall be prohibited from being added back into the Plan. Stock appreciation rights to be settled in Common Shares shall be counted in full against the number of Common Shares available for award under the Plan regardless of the number of Common Shares issued upon settlement of the stock appreciation right.

(C) Subject to the adjustment provisions of Section 7 hereof, the maximum amount that may be paid under all performance awards under the Plan, including any form of Awards based on the Performance Criteria, to any one Participant during a calendar year shall in no event exceed 1,000,000 Common Shares, in the case of performance awards paid in Common Shares. In the case of multi-year performance periods, the amount which is earned in any one calendar year is the amount paid for the performance period divided by the number of calendar years in the period. In applying this limit, the amount of cash and the number of Common Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment to the Participant may occur in a subsequent calendar year or years.

(D) Subject to the adjustment provisions of Section 7 hereof, the maximum aggregate number of Common Shares available for grants of stock options or stock appreciation rights to any one Participant under the Plan shall not exceed 1,000,000 Common Shares per calendar year. The limitations contained herein shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

(E) Subject to the adjustment provisions of Section 7 hereof, the maximum aggregate number of Common Shares available for grants of Awards to any one Non-employee Director Participant under the Plan shall not exceed 100,000 Common Shares per calendar year.

Section 5. PERFORMANCE-BASED COMPENSATION

(A) The Committee may, in its sole discretion, make Awards to Participants intended to comply with the “performance-based” compensation requirements of Section 162(m) of the Code. The granting or vesting of such Awards will be determined based on the attainment of objective written performance goals for a performance period specified by the Committee. The performance goal will state, in terms of an objective formula or standard, the method for computing the granting or vesting of the Award if the goal is attained. The performance goals must be established by the Committee in writing no later than 90 days after the commencement of the performance period or, if less, the number of days which is equal to 25% of the relevant performance period. Performance goals will be based on the attainment of one or more performance measures described below. To the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items. The Committee must certify in writing prior to the payment of performance-based compensation attributable to Awards of restricted stock, restricted stock units and/or performance shares or performance units that the performance goals applicable to such Awards, as well as any other material terms applicable to such Awards, were satisfied.

(B) The Committee shall establish Company performance goals for the granting or vesting of “performance-based” Awards, which may be a fixed target, comparison to a prior period, or a comparison to peer banks or other measure selected by the Committee, and which will be based solely upon one or more of the following performance measures: total stockholder return; return on stockholder equity; return on assets; ratio of non-performing assets to total assets; earnings per share; deposits; demand deposits, loans; commercial business loans; trade finance loans; non-interest income; expenses; and stock price (“Performance Criteria”). The Committee may elect to specify other performance criteria for Awards not intended to qualify as performance-based compensation under Section 162(m) of the Code. Performance measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. For purposes of the Plan, each of the Performance Criteria shall be as set forth in the Company’s year-end financial statements and balance sheets or market reported prices, with such adjustments as are set forth below. For purposes of the Plan, each of the above criteria that are based upon income, earnings or profits of the Company shall be calculated before taking into account any bonus award paid or payable under this Plan unless otherwise determined by the Committee.

Section 6. ADMINISTRATION OF PLAN

(A) This Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”) consisting of two or more Non-employee Directors of the Company. In selecting directors for the Committee, it is intended that such directors shall qualify as “outside directors” within the meaning of Section 162(m) of the Code, “Non-Employee Directors” within the meaning of Rule 16b-3 and independent directors under the rules of any stock exchange on which the Common Shares may be listed and under any other applicable regulatory requirements, but no action of the Committee shall be void or voidable based on any failure of a member to so qualify. Any action of the Committee may be taken instead by the Board of Directors except to the extent required by Section 162(m) of the Code, and any grant of an Award to a Non-employee Director shall be subject to approval of the Board.

(B) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(i) adopt, amend and rescind rules and regulations relating to this Plan;

(ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

(iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

(iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof;

(v) interpret and construe this Plan and the terms and conditions of any Award granted hereunder; and

(vi) certify in writing prior to payment of compensation that the performance goals and any other material terms of an Award were in fact satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made are treated as a written certification.

(C) Unless prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or some of its responsibilities and powers to any one or more of its members and also may delegate all or some of its responsibilities and powers to any person or persons it selects. The Committee may revoke any such allocation or delegation at any time.

(D) Notwithstanding the foregoing provisions of this Section 6, no power given the Committee herein shall be used after a Change of Control to affect detrimentally the rights of any Participant with respect to any Awards hereunder which are outstanding immediately prior to the Change of Control.

Section 7. ADJUSTMENTS

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and (ii) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under this Plan and under each limit (including the per person limits) specified in the Plan.

In case of any adjustment or substitution as provided for in this Section 7, the aggregate option price for all Common Shares subject to each then outstanding stock option, stock appreciation right, performance award or other Award, prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction), cash or other property to which such Common Shares shall have been adjusted or which shall have been substituted for such Common Shares. Any new option price per share or other unit shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

If the outstanding shares of the Common Shares shall be changed in value by reason of any spin off, split off or split up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Common Shares, (a) the Committee shall make any adjustments to any then outstanding stock option, stock appreciation right, performance award or other Award, which it determines are equitably required to prevent dilution or enlargement of the rights of optionees and awardees which would otherwise result from any such transaction, and (b) unless otherwise determined by the Committee in its discretion, any stock, securities, cash or other property distributed with respect to any restricted stock held in escrow or for which any restricted stock held in escrow shall be exchanged in any such transaction shall also be held by the Company in escrow and shall be subject to the same restrictions as are applicable to the restricted stock in respect of which such stock, securities, cash or other property was distributed or exchanged.

Section 8. CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary, and unless the applicable Award agreement shall otherwise provide, in the event the employment or service of a Participant is terminated by the Company without “Cause,” as defined in this Section 8, within three years following the occurrence of a Change of Control of the Company:

(i) all stock options and freestanding stock appreciation rights which are then outstanding hereunder shall become fully vested and exercisable;

(ii) all restrictions with respect to shares of restricted stock and restricted stock units which are then outstanding hereunder shall lapse, and such shares and units shall be fully vested and non-forfeitable; and

(iii) the uncompleted performance periods for all performance awards which are then outstanding shall be deemed to be completed, and all performance criteria and other conditions relating to such performance awards shall automatically be deemed waived for the entire performance period, and the participant shall become entitled to receipt of the target number of shares of Common Shares subject to such awards.

For purposes of this Section 8, following a Change of Control, “Cause” means any termination of employment where it can be shown that the Participant has (i) willfully failed to perform his or her employment duties for the Company, (ii) willfully engaged in conduct that is materially injurious to the Company, monetarily or otherwise, or (iii) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud.  For purposes of this definition, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

Section 9. AMENDMENT AND TERMINATION OF PLAN

The Board may amend or terminate this Plan at any time and in any manner, except for the provisions of the Plan which specify that certain actions or matters must be approved by the stockholders, and provided that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

Section 10. EFFECTIVE DATE OF PLAN AND DURATION OF THE PLAN

This Plan as amended shall be effective as of the latter of the date upon which it was approved by the Board of Directors of the Company subject to stockholder approval and the date on which it was approved by the holders of a majority of the voting securities of the Company (the “Effective Date”). The Committee shall have authority to grant Awards hereunder from the Effective Date until the tenth (10th) anniversary of the Effective Date, subject to the ability of the Board to terminate the Plan as provided in Section 9 hereof.

Section 11. FOREIGN PLAN REQUIREMENTS

To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending this Plan, establish special rules and/or sub plans applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, and may grant Awards to such Participants in accordance with those rules. In the event that the payment amount is calculated in a foreign currency, the payment amount will be converted to U.S. dollars using the prevailing exchange rate published in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely on) on the relevant date.

Section 12. RIGHTS OF PARTICIPANTS

(a) Status as an eligible Participant shall not be construed as a commitment that any Award will be made under the Plan to such eligible Participant or to eligible Participants generally.

(b) Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any employee, consultant or other service provider or Participant any right to continue in the employ or service of the Company or any of its subsidiaries or constitute any contract or limit in any way the right of the Company or any subsidiary to change such person’s compensation or other benefits or to terminate the employment of such person with or without cause or limit the right of the Board or the Company’s stockholders to elect or remove directors.

Section 13. WITHHOLDING

To the extent required by applicable federal, state, local or foreign law, the Participant or his or her successor shall make arrangements satisfactory to the Company, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an Award. The Company shall not be required to issue any Common Shares or make any cash or other payment under the Plan until such obligations are satisfied.

The Company is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of Common Shares, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive Common Shares or other property, to make cash payments in respect thereof in satisfaction of such tax obligations, and the ability to restrict withholding to statutory minimum amounts where necessary or applicable to avoid adverse accounting treatment.

Section 14. GOVERNING LAW

This Plan and any Award granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

+ East West Bancorp, Inc. Online Go to www.envisionreports.com/EWBC or scan the QR code — login details are located in the shaded bar below. Stockholder Meeting Notice Important Notice Regarding the Availability of Proxy Materials for the East West Bancorp, Inc. Stockholder Meeting to be Held on May 27, 2021 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/EWBC Easy Online Access — View your proxy materials and vote. Step 1: Go to www.envisionreports.com/EWBC. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 14, 2021 to facilitate timely delivery. 03E65B 2 N O T + Stockholder Meeting Notice The 2021 Annual Meeting of Stockholders of East West Bancorp, Inc. will be held on Thursday, May 27, 2021 at 2:00pm Pacific Time, virtually via the internet at www.meetingcenter.io/253538535. The password for this meeting is — EWBC2021. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4: 1. To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified: 01 - Molly Campbell 02 - Iris S. Chan 03 - Archana Deskus 04 - Rudolph I. Estrada 05 - Paul H. Irving 06 - Jack C. Liu 07 - Dominic Ng 08 - Lester M. Sussman 2. To approve, on an advisory basis, our executive compensation for 2020. 3. To approve the East West Bancorp, Inc. 2021 Stock Incentive Plan, as amended, restated and renamed. 4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 5. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — Internet – Go to www.envisionreports.com/EWBC. Click Cast Your Vote or Request Materials. — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Proxy Materials East West Bancorp, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 14, 2021.

East West Bancorp, Inc. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/EWBC or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EWBC 2021 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. For Against Abstain For Against Abstain For Against Abstain + 1. To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified: 01 - Molly Campbell 04 - Rudolph I. Estrada 07 - Dominic Ng 02 - Iris S. Chan 05 - Paul H. Irving 08 - Lester M. Sussman 03 - Archana Deskus 06 - Jack C. Liu 2. To approve, on an advisory basis, our executive compensation for 2020. For Against Abstain 3. To approve the East West Bancorp, Inc. 2021 Stock Incentive Plan, as amended, restated and renamed. For Against Abstain 4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 5. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, partnership or other entity, please sign full entity name by authorized officer, giving full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. 03DLBG 1 U P X + The 2021 Annual Meeting of Stockholders of East West Bancorp, Inc. will be held on Thursday, May 27, 2021 at 2:00pm Pacific Time, virtually via the internet at www.meetingcenter.io/253538535. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — EWBC2021. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EWBC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY - EAST WEST BANCORP, INC. + Annual Meeting of Stockholders – Thursday, May 27, 2021 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Irene Oh and Lisa L. Kim, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held virtually at 2:00 p.m., Pacific Time, on Thursday, May 27, 2021, and any postponement or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting. The meeting will be held virtually via the internet at www.meetingcenter.io/253538535. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is EWBC2021: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS); “FOR” PROPOSAL 2 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION); “FOR” PROPOSAL 3 (APPROVE 2021 STOCK INCENTIVE PLAN); “FOR” PROPOSAL 4 (RATIFICATION OF AUDITORS). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

East West Bancorp, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. For Against Abstain For Against Abstain For Against Abstain + 1. To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified: 01 - Molly Campbell 04 - Rudolph I. Estrada 07 - Dominic Ng 02 - Iris S. Chan 05 - Paul H. Irving 08 - Lester M. Sussman 03 - Archana Deskus 06 - Jack C. Liu 2. To approve, on an advisory basis, our executive compensation for 2020. For Against Abstain 3. To approve the East West Bancorp, Inc. 2021 Stock Incentive Plan, as amended, restated and renamed. For Against Abstain 4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 5. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, partnership or other entity, please sign full entity name by authorized officer, giving full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 03DLCG 1 U P X + q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY - EAST WEST BANCORP, INC. Annual Meeting of Stockholders – Thursday, May 27, 2021 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Irene Oh and Lisa L. Kim, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held virtually at 2:00 p.m., Pacific Time, on Thursday, May 27, 2021, and any postponement or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting. The meeting will be held virtually via the internet at www.meetingcenter.io/253538535. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is EWBC2021: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS); “FOR” PROPOSAL 2 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION); “FOR” PROPOSAL 3 (APPROVE 2021 STOCK INCENTIVE PLAN); “FOR” PROPOSAL 4 (RATIFICATION OF AUDITORS). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. (Continued and to be marked, dated and signed, on the other side)